UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GLOBAL POWER EQUIPMENT GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GLOBAL POWER EQUIPMENT GROUP INC.

5199 N. Mingo Road

Tulsa, Oklahoma 74117

Dear Stockholder of Global Power Equipment Group Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Global Power Equipment Group Inc. (the “Company”). The meeting will be held on Thursday, May 19, 2011, beginning at 9:00 a.m. local time, at The Roosevelt Hotel, 45 East 45th Street at Madison Avenue, New York, New York 10017.

Information about the meeting, nominees for election as directors, the 2011 Equity Incentive Plan and our executive compensation proposals is presented in the following Notice of Annual Meeting of Stockholders and proxy statement. At the meeting, management will make a presentation followed by a question and answer period.

It is important that your shares are represented at the Annual Meeting. Accordingly, please vote as soon as possible. I express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

/s/ David L. Keller

David L. Keller

President and Chief Executive Officer

Tulsa, Oklahoma

April 7, 2011

GLOBAL POWER EQUIPMENT GROUP INC.

5199 N. Mingo Road

Tulsa, Oklahoma 74117

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2011

The Annual Meeting of Stockholders (the “Annual Meeting”) of Global Power Equipment Group Inc. (the “Company”) will be held at The Roosevelt Hotel, 45 East 45th Street at Madison Avenue, New York, New York 10017, on Thursday, May 19, 2011, at 9:00 a.m. local time for the following purposes:

1.	to elect six directors of the Board of Directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

2.	to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2011;

3.	to approve the Company’s 2011 Equity Incentive Plan;

4.	to consider an advisory vote on the compensation of our executive officers;

5.	to consider an advisory vote on the frequency of future advisory votes on the compensation of our executive officers; and

6.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 28, 2011 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s headquarters located at 5199 N. Mingo Road, Tulsa, Oklahoma 74117, during ordinary business hours, for ten days prior to the Annual Meeting.

To make it easier for you to vote, Internet and telephone voting are available. The instructions on your enclosed proxy card describe how to use these services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed envelope. No postage is required if mailed in the United States. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. We urge you to vote your proxy promptly by Internet, telephone or mail, whether or not you plan to attend the Annual Meeting in person. If you do attend the Annual Meeting in person, you may withdraw your proxy and vote personally on all matters brought before the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting of Stockholders to be held on May 19, 2011. Pursuant to Securities and Exchange Commission rules we have elected the “full set delivery” option of providing proxy materials to our stockholders whereby we are delivering to all stockholders paper copies of all of our proxy materials, including a proxy card, as well as providing access to our proxy materials on a publicly accessible website. This proxy statement and the Company’s Annual Report to Stockholders for the year ended December 31, 2010 are available at http://www.proxyease.com/globalpower/2011. In accordance with such rules, “cookies” or other software that identifies visitors accessing these materials will not be used on this website.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please complete and return your proxy card or vote by telephone or via the Internet by following the instructions on your proxy card. Returning a proxy card or otherwise submitting your proxy does not deprive you of your right to attend the Annual Meeting and vote in person. Proxies are being solicited on behalf of the Board of Directors.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Tracy D. Pagliara

Tracy D. Pagliara

General Counsel, Secretary and Vice President of Business Development

Tulsa, Oklahoma

April 7, 2011

GLOBAL POWER EQUIPMENT GROUP INC.

5199 N. Mingo Road

Tulsa, Oklahoma 74117

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2011

GENERAL INFORMATION

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Global Power Equipment Group Inc., a Delaware corporation (the “Company,” “us” or “our” ), for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The Roosevelt Hotel, 45 East 45th Street at Madison Avenue, New York, New York 10017, on Thursday, May 19, 2011, at 9:00 a.m. local time, and at any adjournments or postponements of the Annual Meeting.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this proxy statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Only holders of our common stock (“Common Stock”) are entitled to vote at the Annual Meeting. At the close of business on March 28, 2011, the record date for determining the holders of Common Stock entitled to vote at the Annual Meeting (the “Record Date”), there were 15,719,230 shares of Common Stock outstanding. Each holder of a share of Common Stock is entitled to one vote per share. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

Our bylaws provide that the holders of a majority of the votes represented by the Common Stock issued and outstanding, and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum. Broker non-votes occur with respect to a particular (non-routine) matter when a nominee, such as a financial institution, returns a proxy, but is not permitted to vote on that matter without receiving voting instructions (via proxy vote) from the beneficial owner and instructions are not given.

Voting of Shares

You are urged to complete and return your proxy whether or not you can attend our Annual Meeting. The proxy is solicited by our Board of Directors and will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal No. 1), FOR Proposal No. 2, FOR Proposal No. 3, FOR Proposal No. 4 and FOR One Year in Proposal No. 5. The Company knows of no other matters to be presented at the Annual Meeting. However, if any other matters are properly presented, the proxy holders will be authorized to vote the shares represented by proxies according to their best judgment. Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting.

You may revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at our principal executive office before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Please note that if your shares are held of record by a broker, bank or other nominee and if you provide instructions to that nominee on a form received from the nominee, you may revoke or change your voting instructions only by contacting the nominee who holds your shares. You may not vote in person at the Annual Meeting unless you obtain a legal proxy from the broker, bank or other nominee. In such event, your attendance at the Annual Meeting will not, by itself, revoke prior voting instructions.

Solicitation of Proxies

The Company pays the costs of soliciting proxies. We have engaged Alliance Advisors, LLC to serve as our proxy solicitor for the Annual Meeting. Alliance Advisors, LLC will provide advice relating to the content of solicitation materials; conduct our broker search; solicit banks, brokers, institutional investors, and hedge funds to determine voting instructions; monitor voting; and deliver executed proxies to our voting tabulator. Alliance Advisors’ base fee is $5,000, and we will reimburse it for other out of pocket expenses incurred. Our employees also may solicit proxies by telephone or in person. However, they will not receive additional compensation for soliciting proxies. The Company may request banks, brokers, and other custodians, nominees and fiduciaries to forward copies of these proxy materials to the beneficial holders and to request instructions for the execution of proxies. The Company may reimburse these persons for their expenses in so doing. Proxies are solicited to give all record holders of the Company’s Common Stock an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

The Notice of Annual Meeting of Stockholders, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are available at http://www.proxyease.com/globalpower/2011. All website addresses given in this document are for information only and are not intended to be an active link or to incorporate any website information into this document.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Six directors are being nominated for re-election to the Board of Directors by the holders of our Common Stock (the “Nominees”). These directors are David L. Keller, Charles Macaluso, Carl Bartoli, Terence Cryan, Eugene I. Davis and Frank E. Williams, Jr. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below, unless otherwise instructed. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our present Board of Directors to fill the vacancy. As of the date of this proxy statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director.

Our bylaws provide that the size of its Board shall be fixed by the directors, with a minimum of two directors. The Board’s size is currently fixed at six directors. All directors are elected annually.

Nominees for Directors

Set forth below are the name, age, position of and biographical information about each Nominee, as of the date of this proxy statement.

Nominees	Age	Position(s) and Office(s) Held with the Company
David L. Keller	56	President, Chief Executive Officer and Director
Charles Macaluso	67	Chairman of the Board and Director
Carl Bartoli	72	Director
Terence J. Cryan	48	Director
Eugene I. Davis	56	Director
Frank E. Williams, Jr.	76	Director

David L. Keller has served as our President, Chief Executive Officer and Director since September 2009.

Mr. Keller served as the President and Chief Operating Officer of The Babcock & Wilcox Company (B&W), a wholly owned subsidiary of McDermott International, Inc., from March 2001 until his retirement in June 2007. B&W, a company with approximately $2 billion in revenues in 2006, supplies fossil-fuel fired boilers, commercial nuclear steam generators, environmental equipment and components, and boiler auxiliary equipment and provides related services, including construction services. Mr. Keller’s prior position was President of Diamond Power International, Inc., a wholly owned subsidiary of B&W, from March 1998 to February 2001. During his tenure with B&W, Mr. Keller served as a Board Chairman or Director of subsidiaries and joint ventures in the Peoples Republic of China, Denmark, the United Kingdom, Australia and South Africa.

He holds a Bachelor of Science degree in Mathematics from the University of Akron.

Director Qualifications. Mr. Keller has comprehensive knowledge of the power generation industry. He brings with him a career of experience and understanding in the businesses in which we engage. In addition to his breadth of knowledge in the industry, Mr. Keller also has significant executive management experience. Prior to joining us, Mr. Keller served as the President and Chief Operating Officer of B&W, where he directly oversaw sales, manufacturing, accounting, legal, supply chain and personnel functions and where the revenues reached approximately $2 billion under Mr. Keller’s management in 2006.

Charles Macaluso has served as Chairman of our Board of Directors since January 2008. Since 1998, Mr. Macaluso has been a principal of Dorchester Capital, LLC, a management consulting and corporate advisory service firm focusing on operational assessment, strategic planning and workouts.

Mr. Macaluso currently serves as a director of the following public companies: Darling International Inc., where he serves as chairman of its nominating and corporate governance committee; Global Crossing Limited, where he serves on its audit committee; and Pilgrim’s Pride Corporation, where he serves on its audit committee. During the past five years, Mr. Macaluso also served as a director of Elder-Beerman Stores Corp and FLAG Telecom Group Limited.

Director Qualifications. Mr. Macaluso is an invaluable member of our Board, having had a career focused on operational assessment, strategic planning, crisis management and turnaround advisory services, most recently with Dorchester Capital LLC. Dorchester Capital also has a significant commitment to representing the interests of investor groups as a member of the boards of directors at a diverse array of companies, and Mr. Macaluso brings with him a strong commitment to stockholders’ interests. He also has extensive executive and financial expertise. In addition, Mr. Macaluso brings significant board expertise, including service as Chairman on a number of public and private company boards and committees.

Carl Bartoli has served as our Director since January 2008. Mr. Bartoli is retired from Foster Wheeler Corporation where he served as President and Chief Executive Officer of Foster Wheeler USA Corporation and Executive Vice President of Foster Wheeler International Corporation for 12 years. As President and Chief Executive Officer of Foster Wheeler USA Corporation, he was also responsible for the Process Plant Division, the Fire Heater Division, Foster Wheeler Constructors Corporation and Foster Wheeler Environmental Corporation. This followed a career in project and construction management at ABB Lummus Global (now CB&I/Lummus) and M.W. Kellogg Company (now KBR, Inc.) covering virtually all facets of the engineering, procurement, and construction of power generation, process, pharmaceutical and infrastructure facilities.

Since his retirement from Foster Wheeler, Mr. Bartoli has established and serves as President of C. Bartoli Consultants, LLC serving the utility and process industry in the development and execution of capital projects. He has also participated in the preparation of strategic plans, organizational restructuring and acquisition due diligence of engineering and construction firms. Mr. Bartoli has been affiliated with the Construction Industry Institute (CII), a research organization serving the engineering and construction industry, as a member of the Board of Advisors and Executive Committee.

Mr. Bartoli holds a Master of Science in Mechanical Engineering from Columbia University and a Bachelor of Science in Mechanical Engineering from Fairleigh Dickinson University.

Director Qualifications. Mr. Bartoli is an engineering and construction business executive with over 35 years of domestic and international experience in the process and utility industry. His experience covers all facets of the engineering and construction industry, including project management, project development, senior line management and executive P & L positions. Mr. Bartoli has also served on the boards of directors of a number of Foster Wheeler Corporation affiliated companies. Since his retirement from Foster Wheeler and the establishment of C. Bartoli Consultants, LLC, he has participated in many consulting assignments for the power generation, process and energy industries. He is also a consultant leader with the Gerson Lehrman Group in the energy and industrials sector and is an advisor to Anellotech, Inc., a company developing a cellulosic biomass conversion technology for the production of petrochemicals.

Terence J. Cryan has served as our Director since January 2008. Mr. Cryan has over 20 years of international business experience as an investment banker based in both the United States and Europe. In 2001, Mr. Cryan co-founded Concert Energy Partners, an investment banking and private equity firm based in New York City, and continues to serve as Managing Director. He also served as President and Chief Executive Officer of Medical Acoustics LLC from April 2007 through April 2010. Prior to 2001, Mr. Cryan was a Senior Managing Director in the Investment Banking Division at Bear Stearns.

Earlier in his career, Mr. Cryan was a Managing Director, Energy & Natural Resources Industry Group Head and member of the Investment Banking Operating Committee at Paine Webber. Mr. Cryan joined Paine Webber following its acquisition of Kidder, Peabody in 1994.

Mr. Cryan has been an adjunct professor at the Metropolitan College of New York Graduate School of Business, serves as a director of a number of international companies, including public companies such as Uranium Resources, Inc. (October 2006 to present), where he serves on its audit committee and chairs its compensation committee, The Providence Service Corporation (May 2009 to present), where he serves on its audit committee and nominating and corporate governance committee and chairs its compensation committee, and Gryphon Gold Corporation (August 2009 to present), where he serves on its audit committee and chairs its nominating and corporate governance committee. Mr. Cryan is also a frequent speaker at finance and energy industry gatherings.

Mr. Cryan holds a Master of Science in Economics from the London School of Economics and a Bachelor of Arts from Tufts University.

Director Qualifications. Mr. Cryan possesses extensive expertise in financings, mergers and acquisitions. He also has a broad energy industry background and executive-level experience. Mr. Cryan has over 20 years of experience in international business as an investment banker in the United States and Europe. As a co-founder of Concert Energy Partners and as former Managing Director, Energy & Natural Resources Industry Group Head at Paine Webber, Mr. Cryan has in depth knowledge of the energy industry. In addition, Mr. Cryan brings extensive board-level experience, serving on the boards of a number of international companies.

Eugene I. Davis, 56, has served as Chairman and Chief Executive Officer of Pirinate Consulting Group, L.L.C., a privately-held consulting firm specializing in crisis and turn-around management and strategic advisory services for public and private business entities, since 1999. Prior to joining Pirinate Consulting, Mr. Davis was Chief Operating Officer of Total-Tel USA Communications, Inc., President of Emerson Radio Corp. and Chief Executive Officer of Sport Supply Group, Inc. Mr. Davis has served as director for numerous public and private companies across various industries. Mr. Davis has served as a Company director since January 2008 and currently serves on the boards of Atlas Air Worldwide Holdings, Inc., Dex One Corporation, GSI Group, Inc., Spectrum Brands, Inc. and U.S. Concrete, Inc. Mr. Davis is a director of the following companies but will not stand for re-election at the 2011 annual meeting of shareholders: Knology, Inc., Roomstore, Inc., SeraCare Life Sciences, Inc. and Spansion Inc. Mr. Davis is also a director of Trump Resorts Entertainment, Inc., whose common stock is registered under the Securities Exchange Act of 1934, as amended, but does not trade. Mr. Davis is currently on the boards of Ambassadors International, Inc., Footstar, Inc., Orchid Cellmark Inc., Rural/Metro Corp., Smurfit-Stone Container Corporation and YRC Worldwide, Inc. On April 1, 2011, Ambassadors International announced that it had entered into an agreement to sell the Windstar Cruises’ business and operations to Whippoorwill Associates, Inc., a private investment firm, through the chapter 11 legal process, after which Ambassadors International will no longer be a public company. Footstar has announced a merger transaction pursuant to which it will be acquired by Footstar Acquisitions, Inc. in a going-private transaction. On April 6, 2011, Orchid Cellmark announced that it has entered into a transaction pursuant to which it will be acquired by Laboratory Corporation of America Holdings. On March 28, 2011, Rural/Metro announced that it entered into a definitive agreement that provides for the acquisition of Rural/Metro by the private equity firm Warburg Pincus in a going-private transaction. Smurfit-Stone has announced a transaction to be acquired by Rock-Tenn Company. YRC Worldwide has announced that it has entered into a non-binding term sheet regarding a restructuring. Mr. Davis will no longer serve as a director of Orchid Cellmark, Rural/Metro, Smurfit-Stone or YRC Worldwide upon closing of those transactions or will resign by December 31, 2011 if the transactions have not closed by that time.

During the past five years, Mr. Davis has also been a director of American Commercial Lines Inc., Delta Airlines, Foamex International Inc., Granite Broadcasting Corporation, Ion Media Networks, Inc., Media General, Inc., Mosaid Technologies, Inc., Ogelbay Norton Company, PRG-Schultz International Inc., Silicon Graphics International, Terrastar Corp., Tipperary Corporation and Viskase, Inc. Mr. Davis brings to the Board experience with companies emerging from chapter 11 restructuring processes and also has significant experience as a director of public companies.

Mr. Davis holds a Bachelor of Arts from Columbia College, a Masters of International Affairs in International Law and Organization from the School of International Affairs of Columbia University and a Juris Doctorate from the Columbia University School of Law.

Director Qualifications. Mr. Davis has substantial public board experience and expertise in the corporate governance arena acquired through his service on a number of public company boards and as the Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC. Mr. Davis is a well-seasoned businessman and brings to us significant executive experience in a variety of industries, including power and energy, telecommunications, automotive, manufacturing, high-technology, medical technologies, metals, financial services, consumer products and services, import-export, mining and transportation and logistics. In addition, he has significant financial expertise.

Frank E. Williams, Jr. has served as our Director since October 2009. Since 1969, Mr. Williams has served as Chairman and principal owner of Williams Enterprises of Georgia, Inc., a holding company controlling six subsidiaries active in various facets of the steel industry. Since 1995, he has also served as Chairman, Chief Executive Officer, and a 50 percent owner of Bosworth Steel Erectors, Inc. of Dallas, Texas, an erector of steel products in the Southwestern United States and as Chairman and a major shareholder of Willfab, Inc., a structural steel fabricator located in Cherokee County, Georgia. Mr. Williams is the Managing Partner and principal owner of Industrial Alloy Fabricators, LLC of Richmond, Virginia, a fabricator of alloy plate products for the pulp and chemical industries.

Mr. Williams has also served on the Board of Directors of Diamondhead Casino Corporation, a public company, since July 2002.

Mr. Williams has served as Chairman and Chief Executive Officer of the Gulf States Steel Reorganization Group. He has been appointed by bankruptcy courts as an official representative serving in a pro bono capacity on behalf of investors and debt holders of public companies in bankruptcy and he represented holders of our equity securities during our bankruptcy in 2007 and 2008.

Mr. Williams holds a Bachelor of Civil Engineering degree from the Georgia Institute of Technology.

Director Qualifications. Mr. Williams brings us wide-ranging industry knowledge having been involved throughout his career with the types of businesses that we pursue. Mr. Williams has over 40 years of experience in the steel industry. His in-depth experience and knowledge covers all facets of the steel industry, including steel fabrication and erection and fabrication of alloy plate products for the pulp and chemicals industries. Mr. Williams is the principal owner of Williams Enterprises of Georgia, Inc., a holding company controlling six subsidiaries active in various facets of the steel industry. In addition to his extensive knowledge of our industry, Mr. Williams brings significant public company experience.

Each of Messrs. Keller, Macaluso, Bartoli, Cryan, Davis and Williams was recommended for nomination by the Nominating and Corporate Governance Committee, and was nominated for election by the full Board of Directors. Messrs. Macaluso, Bartoli, Cryan and Davis were appointed as our directors by the Bankruptcy Court upon our emergence from bankruptcy in January 2008. The Board appointed Mr. Keller as a director in September 2009 simultaneously with his employment as our President and Chief Executive Officer and appointed Mr. Williams as a director in October 2009. All of our directors were reelected for new one year terms at our Annual Meeting of Stockholders held on April 22, 2010.

Vote Required

The directors will be elected by a plurality of the votes cast by holders of the Company’s Common Stock. The six nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted as having been voted for purposes of election of directors. Stockholders may not cumulate votes in the election of directors.

Recommendation of the Board of Directors

The Board recommends a vote FOR election of each of the nominees.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

Our Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require its approval, our Board of Directors provides advice and counsel to, and ultimately monitors the performance of, our senior management.

Board Leadership Structure and Committee Composition

The Board of Directors takes a flexible approach to the issue of whether the offices of Chairman and CEO should be separated or combined. This approach allows the Board to regularly evaluate whether it is in the best interests of the Company for the CEO or another director to hold the position of Chairman. Currently, the Company has separated the position of Chairman of the Board and Chief Executive Officer since the Company emerged from bankruptcy in January 2008. We believe that this is the appropriate leadership structure, as it permits our Chief Executive Officer, Mr. Keller, to focus his attention on running the business and developing corporate strategy, while our Chairman of the Board, Mr. Macaluso, provides independent leadership to the Board of Directors in performing its advisory, governance and oversight functions.

The Board of Directors has three (3) standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

The current membership of the standing committees is as follows:

Board Member	Audit	Compensation	Nominating/ Corporate Governance
David L. Keller
Charles Macaluso	X
Carl Bartoli		Chairman	X
Terence Cryan		X	Chairman
Eugene I. Davis	Chairman		X
Frank E. Williams, Jr.	X	X

Audit Committee. The Audit Committee assists the Board of Directors in overseeing our accounting and financial reporting processes and the audits of our consolidated financial statements, including monitoring the integrity of our financial statements and the independence and performance of our independent registered public accounting firm. The Audit Committee appoints and oversees an independent registered public accounting firm to audit our financial statements. In addition, the Audit Committee approves the scope of the annual audits and fees to be paid to our independent registered public accounting firm. The Audit Committee held four (4) meetings during 2010.

The Audit Committee regularly reviews and reassesses the adequacy of its Audit Committee Charter. A copy of the current Audit Committee Charter is available under the heading “Corporate Governance” of the Investor Relations section of our website at http://www.globalpower.com/.

Our Board of Directors has determined that:

•

Messrs. Davis, Macaluso and Williams each qualifies as an “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	each member of the Audit Committee:

•	is independent as defined in applicable rules of the NASDAQ Stock Market (“Nasdaq”),

•	meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act,

•	has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years, and

•	is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

Compensation Committee. The Compensation Committee reviews the performance of our executive officers, establishes compensation programs for the executive officers (including salary and short and long-term incentive programs) and reviews the overall compensation programs of the Company. The Compensation Committee also administers our stock incentive plans and awards. During 2010, the Compensation Committee held five (5) meetings.

The Compensation Committee regularly reviews and reassesses the adequacy of its Compensation Committee Charter. A copy of the current Compensation Committee Charter is available under the heading “Corporate Governance” of the Investor Relations section of our website at http://www.globalpower.com/.

The Chief Executive Officer (“CEO”), Chief Financial Officer, General Counsel and Vice President, Human Resources of the Company generally attend portions of Compensation Committee meetings and provide input to the Compensation Committee with respect to issues affecting compensation, key responsibilities, corporate objectives and equity plan management and compliance. As discussed in the “Compensation Discussion and Analysis” section below, the CEO makes recommendations to the Compensation Committee regarding the compensation of our executives and participates in discussions of such compensation. From time to time, other members of management and Company personnel may attend Compensation Committee meetings to provide presentations and where subject matters involving their expertise are discussed. No member of management is present during discussions of his or her performance or compensation, and no member of management (including the CEO) is present during deliberations and voting with respect to the CEO’s performance or compensation.

The Compensation Committee may retain, at our expense, independent compensation consultants. In October 2010, after interviewing several independent compensation consulting firms, the Compensation Committee retained Towers Watson to provide it with advice for the remainder of 2010, including with respect to the establishment of executive and director compensation for 2011. In addition, Alliance Advisors, LLC was retained by management in October 2010 to provide survey research, peer data and other materials that were shared with the Compensation Committee in connection with its review and determination of 2011 executive compensation determinations.

The Compensation Committee Charter provides that the Compensation Committee may delegate its authority to one or more subcommittees. As of the date of this proxy statement, the Compensation Committee has not delegated such authority

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating and Corporate Governance Committee”) oversees the nomination of directors for service on the Board of Directors and its committees, reviews and considers developments in corporate governance practices, and recommends to the Board of Directors policies and procedures with respect to corporate governance. During 2010, the Nominating and Corporate Governance Committee held two (2) meetings.

The Nominating and Corporate Governance Committee regularly reviews and reassesses the adequacy of its Nominating and Corporate Governance Committee Charter. A copy of the current Nominating and Corporate Governance Committee Charter is available under the heading “Corporate Governance” of the Investor Relations section of our website at http://www.globalpower.com/.

Director Independence

Our Board of Directors has reviewed the criteria for determining the independence of our directors under Nasdaq and SEC rules. It has affirmatively determined that each of Messrs. Macaluso, Bartoli, Cryan, Davis and Williams is independent under such criteria. Accordingly, during 2010 and continuing through the date of this proxy statement, our Board of Directors has been comprised of a substantial majority of directors who qualify as independent directors under the rules adopted by the SEC and Nasdaq.

In considering the independence of our directors, the Board of Directors specifically addressed those matters disclosed in “Certain Relationships and Related Transactions,” below. Except as disclosed in that section, there were no specific transactions, relationships or arrangements that were considered by the Board of Directors in determining the independence of any of our directors.

Board’s Role in Risk Oversight

The Board of Directors as a whole has ultimate responsibility for risk oversight and the standing committees of the Board of Directors assist in fulfilling this responsibility. In particular, the Audit Committee oversees risk management in the areas of internal control over financial reporting, disclosure controls and procedures, and legal and regulatory compliance. The Audit Committee also reviews with management our policies and practices with respect to risk assessment and management, and our exposure to material financial risk and management’s efforts to monitor and control such exposure. The Compensation Committee oversees our compensation programs and reviews the conduct incented by those programs, including the impact on risk-taking by our executive officers and employees, as further described below under “Compensation Discussion and Analysis – Risk Assessment.” The Nominating and Corporate Governance Committee oversees the organization, membership and structure of our Board of Directors and our corporate governance practices. The Committee members regularly report to the full Board of Directors on material developments in their areas of oversight.

Board Nomination Process

The Nominating and Corporate Governance Committee believes that members of the Company’s Board must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of the management of the Company and monitor the Company’s adherence to principles of sound corporate governance. The Nominating and Corporate Governance Committee have identified certain threshold criteria for Board nominees, however the Nominating and Corporate Governance Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances.

•	Integrity. All candidates must be individuals of personal integrity and ethical character, and who value and appreciate these qualities in others.

•

Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair his or her ability to (i) exercise independent judgment; or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its stockholders.

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Fair and Equal Representation. Candidates must be able to represent fairly and equally all stockholders of the Company without favoring or advancing any particular stockholder or other constituency of the Company.

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Oversight. Candidates are expected to have sound judgment, borne of management or policy-making experience (which may be as an advisor or consultant), that demonstrates an ability to function effectively in an oversight role.

•	Expertise. Each candidate should possess professional and personal experiences and expertise relevant to the Company’s purpose, mission, and strategy.

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Business Understanding. Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company. These include: contemporary governance concerns; regulatory obligations of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance.

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Available Time. Candidates must have, and be prepared to devote, adequate time to the Board and its committees. It is expected that each candidate will be available to participate fully in Board activities including attendance at, and active participation in, meetings of the Board and any committees on which the candidate will serve, as well as the Company’s Annual Meeting of Stockholders. Candidates shall be responsible for the management of other business and professional commitments, including service on the boards of other companies, so as not to interfere with or materially limit his or her ability to meet such Board and committee obligations.

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Exceptions. Under exceptional and limited circumstances, the Nominating and Corporate Governance Committee may approve the candidacy of a nominee who does not satisfy all of these requirements if it believes the service of such nominee is in the best interests of the Company and its stockholders.

•	Corporate Governance Guidelines. Each candidate shall comply with the requirements set forth in any corporate governance guidelines of the Company, from time to time in effect.

•	Additional Qualifications. In approving candidates for election as director, the Committee will also assure that:

•	at least a majority of the directors serving at any time on the Board are independent, as defined under the rules of the NASDAQ Stock Market;

•	at least three of the directors satisfy the financial literacy requirements required for service on the audit committee under the rules of the NASDAQ Stock Market;

•	at least one of the directors qualifies as an audit committee financial expert under the rules of the Securities and Exchange Commission;

•	at least some of the independent directors have experience as senior executives of a public or substantial private company; and

•	at least some of the independent directors have general familiarity with an industry in which the Company conducts a substantial portion of its business or in related industries.

The Nominating and Corporate Governance Committee also will consider properly submitted stockholder candidates for membership on the Board of Directors. Any stockholder of the Company wishing to submit a candidate for the Nominating and Corporate Governance Committee’s consideration must provide a written notice recommending the candidate to the Corporate Secretary of Global Power Equipment Group Inc. at 5199 N. Mingo Road, Tulsa, Oklahoma 74117, by email to CorporateSecretary@GlobalPower.com (with a confirmation copy sent by mail) or by fax to 1-918-274-2367 (with a confirmation copy sent by mail).

The written notice must be submitted timely and include required information in accordance with the Company’s bylaws (see “Stockholder Proposals For 2012 Annual Meeting” below for more information). Candidates recommended by our stockholders will be evaluated against the same criteria and under the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Board Meetings

The Board held nine (9) meetings during 2010. Each director serving on the Board in 2010 attended 100% of the meetings of the Board and committees on which he served. Each director is expected to devote the time necessary to appropriately discharge his responsibilities and to rigorously prepare for and attend and participate in all Board meetings and meetings of Board committees on which he serves.

Annual Meetings of Stockholders

Our directors are encouraged to attend our Annual Meetings of Stockholders. In addition, pursuant to our corporate governance guidelines and director nominations policy, directors are expected to attend the Annual Meeting of Stockholders. All of our directors attended the Annual Meeting of Stockholders held in 2010.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics, which outlines the principles of legal and ethical business conduct under which the Company does business. The Code of Business Conduct is applicable to all of our directors, officers and employees. The Code of Business Conduct and Ethics is available under the heading “Corporate Governance” of the Investor Relations section of our website at http://www.globalpower.com/. Upon request to our Secretary, the Company will provide a copy of the Code of Business Conduct and Ethics free of charge. Any substantive amendment of the Code of Business Conduct and Ethics, and any waiver of the Code of Business Conduct for executive officers or directors, will be made only after approval by our Board of Directors or a committee of the Board, and will be disclosed on our Web site. In addition, any such waiver will be disclosed within four days on a Form 8-K filed with the SEC if then required by applicable rules and regulations.

Communication with the Board of Directors

Interested parties, including stockholders, may contact the Board of Directors or any committee of the Board of Directors by sending correspondence to the attention of Corporate Secretary, c/o Global Power Equipment Group Inc., 5199 N. Mingo Road, Tulsa, Oklahoma 74117 or CorporateSecretary@GlobalPower.com. Any mail received by the Corporate Secretary will then be forwarded to the members of the Board of Directors or the appropriate committee for further action, if necessary. The non-management directors have requested that the Corporate Secretary not forward to them advertisements, solicitations for periodicals or other subscriptions, and other similar communications.

Director Compensation

The compensation of our directors is determined by the Nominating and Corporate Governance Committee subject to approval by the entire Board of Directors. The objectives for our non-employee director compensation program are to attract highly-qualified individuals to serve on the Board of Directors and align directors’ interests with the interests of our stockholders. The Nominating and Corporate Governance Committee reviews the program periodically to ensure that it continues to meet the objectives. To determine whether the director compensation program is competitive, the Nominating and Corporate Governance Committee considers general market information on program design. In recommending director compensation levels, the Compensation Committee also considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board of Directors. The Compensation Committee recommends any change it considers appropriate to the full Board of Directors for its review and approval, and includes the relevant information and data for the Board to use in its considerations.

Directors who are employed by our Company or any of our subsidiaries do not receive compensation for serving as directors. Directors who are not employees of our Company or any of our subsidiaries are entitled to receive:

•	an annual retainer as follows:

•	$47,500 for each non-employee director,

•	$10,000 for membership in each committee,

•	$30,000 for the Board of Directors Chairperson,

•	$20,000 for the Audit Committee Chairperson,

•	$13,750 for the Compensation Committee Chairperson, and

•	$13,750 for the Nominating and Corporate Governance Chairperson;

•	a meeting fee of $1,500 for each meeting attended in person; and

•	a meeting fee of $1,000 for each meeting attended telephonically.

We also reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board and Committee meetings.

On January 22, 2011, each of the non-executive directors received 3,365 shares of restricted shares of our Common Stock (which consisted $80,000 worth of shares calculated based on the closing price on January 21, 2011) under our 2008 Director’s Equity Incentive Plan. Of the 3,365 shares of restricted stock, 842 shares vest on January 22, 2012 and 841 shares will vest on each of January 22, 2013, 2014 and 2015, subject to continued service as a director throughout the vesting date. We expect that the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, will continue to approve annual equity grants under the 2008 Director’s Equity Incentive Plan, or, if approved by our stockholders pursuant to Proposal 4, the 2011 Equity Incentive Plan, to our non-employee directors in subsequent years.

DIRECTOR COMPENSATION IN 2010

The following table provides information on the compensation awarded to, earned by, or paid to each person who served as a director during 2010, other than Mr. Keller who also served as an executive officer.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Charles Macaluso	106,000	54,688	160,688
Carl Bartoli	90,250	54,688	144,938
Terence Cryan	90,250	54,688	144,938
Eugene I. Davis	94,500	54,688	149,188
Frank E. Williams, Jr.	88,000	54,688	142,688

(1)	The amounts in this column represent the aggregate grant date fair value of shares of restricted stock granted to non-employee directors in 2010 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). For a discussion of the assumptions we made in valuing the stock awards, see Note 9 – Stockholders’ Equity in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO USA, LLP as the Company’s independent registered public accounting firm for 2011. The Board of Directors is asking stockholders to ratify this appointment. Although SEC regulations and the Nasdaq listing requirements require the Company’s independent registered public accounting firm to be engaged, retained, and supervised by the Audit Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter to stockholders. Accordingly, the Board considers a proposal for stockholders to ratify this appointment to be an opportunity for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue.

Representatives of BDO USA, LLP are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.

Fees Paid to Auditors

The following table sets forth the fees accrued or paid by the Company to BDO USA, LLP for the years ended December 31, 2010 and 2009.

Audit and Non-Audit Fees

	December 31,
	2010	2009
Audit Fees (1)	$902,617	$673,972
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

TOTAL	$902,617	$673,972

(1)	Audit fees, and related expenses, were for professional services rendered for the annual audit of our consolidated financial statements, including the reviews of our quarterly reports on Form 10-Q and Forms S-8 and our registration statements filed on Form 10 and related amendments and statutory audits required in international locations.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided to the Company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services for 2010 were pre-approved by the Audit Committee.

When considered necessary, management prepares an estimate of fees for the service and submits the estimate to the Audit Committee for its review and pre-approval. Any modifications to the estimates will be submitted to the Audit Committee for pre-approval at the next regularly scheduled Audit Committee meeting. All fees paid to our independent registered public accounting firm during 2010 were in accordance with this pre-approval policy.

Required Vote

Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2011 requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will have no effect. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors

The Board recommends a vote FOR ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2011.

PROPOSAL NO. 3

APPROVAL OF 2011 EQUITY INCENTIVE PLAN

Introduction

Our Board of Directors considers equity-based compensation an essential tool to attract, motivate and retain our officers, key employees and directors and to align their interests with the interests of our stockholders. Consistent with this view, on January 24, 2011, the Board of Directors unanimously adopted, subject to the approval of our stockholders at the Annual Meeting, the Global Power Equipment Group Inc. 2011 Equity Incentive Plan (the “2011 Plan”). The 2011 Plan will maintain the flexibility that we need to keep pace with our competitors and effectively attract, motivate and retain the caliber of employees and directors essential to our success.

We currently grant equity awards under the Global Power Equipment Group Inc. 2008 Management Incentive Plan and the Global Power Equipment Group Inc. 2008 Director’s Equity Incentive Plan (the “Prior Plans”). If approved by our stockholders, the 2011 Plan will become effective and no further awards will be made under the Prior Plans. Awards granted under the Prior Plans before stockholder approval of the 2011 Plan will remain outstanding in accordance with their terms.

Stockholders are asked to approve the 2011 Plan (i) to qualify certain compensation under the 2011 Plan as performance-based compensation for purposes of Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), (ii) to satisfy Nasdaq guidelines relating to equity compensation, and (iii) to qualify certain stock options authorized under the 2011 Plan for treatment as incentive stock options for purposes of Section 422 of the Internal Revenue Code.

Plan Highlights

The 2011 Plan authorizes the grant of equity-based and cash-based compensation to our key employees and non-employee directors in the form of stock options, stock appreciation rights, restricted shares, restricted share units, other share-based awards and cash-based awards. Some of the key features of the 2011 Plan are highlighted below and are more fully described under the heading “Summary of the Plan.”

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The maximum number of shares of Common Stock that may be issued under the 2011 Plan is 600,000, plus the number of shares available to be granted under the Prior Plans on the date of stockholder approval of the 2011 Plan.

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The 2011 Plan does not permit what has been labeled by some stockholder groups as “liberal share counting” when determining the number of shares that have been granted. Only awards that are cancelled, forfeited or which are paid in cash can be added back to the share reserve.

•	The 2011 Plan is designed to allow awards made under the plan to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

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Restricted shares, restricted share units, and other share-based awards generally are subject to a minimum three-year vesting requirement (or one-year in the case of awards subject to performance-based vesting conditions).

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Dividends or dividend equivalents paid with respect to awards that vest based on the achievement of performance goals shall be accumulated until such award is earned, and the dividends or dividend equivalents shall not be paid if the performance goals are not satisfied.

•	The 2011 Plan prohibits the use of “discounted” stock options or stock appreciation rights.

•	The 2011 Plan prohibits the re-pricing of stock options and stock appreciation rights without stockholder approval.

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Any awards granted under the 2011 Plan are subject to forfeiture or repayment if a Participant’s employment or service is terminated for cause (as described below). Awards may also be subject to forfeiture or repayment pursuant to the terms of our Compensation Recovery Policy, as the same may be amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules issued by the SEC or the Nasdaq.

Summary of the Plan

The following is a summary of the 2011 Plan and is qualified in its entirety by reference to the full text of the 2011 Plan, which is attached as Appendix A to this proxy statement and incorporated herein by reference.

Plan Limits

The maximum number of shares of our Common Stock that may be issued or transferred with respect to awards under the 2011 Plan is 600,000, plus the number of shares available to be granted under the Prior Plans on the date of stockholder approval of the 2011 Plan, which may include authorized but unissued shares, treasury shares, or a combination of the foregoing. Shares covering awards that terminate or are forfeited, or shares that are returned to the Company pursuant to a compensation recovery policy, will again be available for issuance under the 2011 Plan, and upon payment in cash of the benefit provided by any award granted under the 2011 Plan, any shares that were covered by that award will be available for issue or transfer under the 2011 Plan.

However, shares surrendered for the payment of the exercise price under stock options, shares repurchased by us with option proceeds, and shares withheld for taxes upon exercise or vesting of an award, will not again be available for issuance under the 2011 Plan. In addition, if a stock appreciation right is exercised and settled in shares, all of the shares underlying the stock appreciation right will be counted against the 2011 Plan limit regardless of the number of shares used to settle the stock appreciation right.

The 2011 Plan imposes various sub-limits on the number of shares of our Common Stock that may be issued or transferred under the 2011 Plan. In order to comply with the rules applicable to incentive stock options, the 2011 Plan provides that all of the shares available may be issued as incentive stock options. In order to comply with the exemption from Section 162(m) of the Internal Revenue Code relating to performance-based compensation, the 2011 Plan imposes the following additional individual sub-limits on awards intended to satisfy that exemption:

•	the maximum aggregate number of shares that may be subject to stock options or stock appreciation rights granted in any calendar year to any one participant will be 75,000 shares,

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the maximum aggregate number of shares of restricted shares and shares subject to restricted share units and other share-based awards granted in any calendar year to any one participant will be 125,000 shares,

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the maximum aggregate compensation that can be paid pursuant to other share-based awards or cash-based awards granted in any calendar year to any one participant will be $2,500,000 or a number of shares having an aggregate fair market value not in excess of such amount, and

•	the maximum dividend equivalents that may be paid in any calendar year to any one participant will be $250,000.

Administration

Our Board may reserve to itself any or all of the authority and responsibility of the Compensation Committee under the 2011 Plan or may act as administrator of the 2011 Plan for any and all purposes. In addition, to the extent permitted by applicable laws, our Board or Compensation Committee may expressly delegate to one or more directors or officers some or all of the Compensation Committee’s authority, within specified parameters, to administer the 2011 Plan.

The 2011 Plan will be administered by our Compensation Committee or such other committee as our Board selects consisting of two or more directors, each of whom is intended to be a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, an “outside director” under regulations promulgated under Section 162(m) of the Internal Revenue Code, and an “independent director” under the Nasdaq rules. The Compensation Committee will have full and final authority in its discretion to take all actions determined to be necessary in the administration of the 2011 Plan.

Eligibility

The 2011 Plan provides that awards may be granted to our employees (including employees of our subsidiaries) and non-employee directors, except that incentive stock options may be granted only to employees. Five non-employee directors and approximately 705 employees would currently be eligible to participate in the 2011 Plan.

Duration and Modification

The 2011 Plan will terminate on January 24, 2021, or such earlier date as our Board of Directors may determine. The 2011 Plan will remain in effect for outstanding awards until no awards remain outstanding. The Board of Directors may amend, suspend or terminate the 2011 Plan at any time, but stockholder approval is required for any amendment to the extent necessary to comply with the Nasdaq rules or applicable laws. Currently, the Nasdaq rules would require stockholder approval for a material amendment of the 2011 Plan, which would generally include a material increase in the number of shares available under the plan; a material increase in benefits to participants, including any material change to permit re-pricing of outstanding options, to reduce the price at which shares or options may be offered, or to extend the duration of the plan; an expansion of the class of participants eligible to participate in the plan; and any expansion of the types of awards provided under the plan. Except as otherwise provided in the 2011 Plan, an amendment of the 2011 Plan or any award may not adversely affect in a material way any outstanding award without the consent of the affected participant, provided that the Compensation Committee may amend the plan or any award without a participant’s consent to the extent the Compensation Committee deems necessary to comply with applicable law.

Stock Options

Subject to the restrictions previously noted, our Compensation Committee may, at any time and from time to time, grant stock options to participants in such number as the Compensation Committee determines in its discretion. Stock options may consist of incentive stock options (or “ISOs”), non-qualified stock options or any combinations of the foregoing awards.

Stock options provide the right to purchase shares of our Common Stock at a price not less than their fair market value on the date of grant (which date may not be earlier than the date that the Compensation Committee takes action with respect to such grants). The fair market value of our Common Stock as reported on Nasdaq on April 1, 2011 was $27.25 per share. No stock options may be exercised more than 10 years from the date of grant.

Each grant must specify (i) the period of continuous employment that is necessary (or the performance objectives that must be achieved) before the stock options become exercisable, and (ii) the extent to which the option holder will have the right to exercise the stock options following termination. Our Compensation Committee will determine the terms in its discretion, which terms need not be uniform among all option holders.

The option price is payable at the time of exercise (i) in cash, (ii) by tendering unrestricted shares of our Common Stock that are already owned by the option holder and have a value at the time of exercise equal to the option price, (iii) by cashless or broker-assisted exercise, (iv) by any combination of the foregoing methods of payment, or (v) through any other method approved by the Compensation Committee. Any grant of stock options may provide for deferred payment of the option price from the proceeds of sale through a broker on the date of exercise of some or all of the shares (although, in the case of executive officers and directors, this payment method may be affected by the restrictions on personal loans to executive officers provided by the Sarbanes-Oxley Act of 2002).

Stock Appreciation Rights

Subject to the restrictions previously noted, our Compensation Committee may, at any time and from time to time, grant stock appreciation rights (or “SARs”) to participants in such number as the Compensation Committee determines in its discretion. The grant price for each SAR will be determined by the Compensation Committee, in its discretion, and will be at least equal to the fair market value of a share on the date of grant. No SAR may be exercised more than 10 years from the date of grant.

Upon the exercise of a SAR, the holder is entitled to receive payment in an amount determined by multiplying (i) the excess of the fair market value of a share of our Common Stock on the date of exercise over the grant price, by (ii) the number of shares with respect to which the SAR is exercised. Each grant will specify whether the payment will be in cash, shares of our Common Stock of equivalent value, or in some combination thereof.

Each grant of a SAR must specify (i) the period of continuous employment that is necessary (or the performance objectives that must be achieved) before the SAR becomes exercisable and (ii) the extent to which the holder will have the right to exercise the SAR following termination. Our Compensation Committee will determine these terms in its discretion, and these terms need not be uniform among all participants.

Restricted Shares

Subject to the restrictions previously noted, our Compensation Committee may, at any time and from time to time, grant or sell restricted shares to participants in such number as the Compensation Committee determines in its discretion.

An award of restricted shares constitutes an immediate transfer of ownership of a specified number of shares of Common Stock to the recipient in consideration of the performance of services. Unless otherwise provided by the Compensation Committee, the participant is entitled immediately to voting, dividend and other ownership rights in the shares. However, any right to dividends with respect to restricted shares that vest based on the achievement of performance objectives (as defined below) will be subject to the same terms and conditions as the restricted shares. The transfer may be made without additional consideration or in consideration of a payment by the recipient that is less than the fair market value per share on the date of grant.

Restricted shares must be subject to a “substantial risk of forfeiture,” within the meaning of Section 83 of the Internal Revenue Code, based on continued service, the achievement of performance objectives, or upon the occurrence of other events as determined by our Compensation Committee, at its discretion. In order to enforce these forfeiture provisions, the transferability of restricted shares will be prohibited or restricted in the manner prescribed by the Compensation Committee on the date of grant for the period during which such forfeiture provisions are to continue. Except as otherwise provided in the 2011 Plan or the applicable restricted shares award agreement, (i) any vesting condition based on the achievement of performance objectives will be based on a performance period of at least one year, and (ii) any vesting based on continued service will provide for full vesting no more quickly than three years from the date of grant (which vesting may be pro-rated, graded or “cliff” vesting).

Restricted Share Units

Subject to the restrictions previously noted, our Compensation Committee may, at any time and from time to time, grant or sell restricted share units to participants in such number as the Compensation Committee determines in its discretion.

Restricted share units constitute an agreement to deliver shares of our Common Stock to the recipient in the future at the end of a restriction period and subject to the fulfillment of such conditions as the Compensation Committee may specify, including the achievement of one or more performance objectives (as described below).

To the extent earned, the participant will receive payment of restricted share units at the time and in the manner determined by our Compensation Committee, in cash, shares of Common Stock, restricted shares, or any combination thereof.

During the restriction period the participant has no right to transfer any rights under his or her award and no right to vote or receive dividends on the shares covered by the restricted share units, but the Compensation Committee may authorize the payment of dividend equivalents with respect to the restricted share units. However, any right to dividends equivalents with respect to restricted share units that vest based on the achievement of performance objectives will be subject to the same terms and conditions as the restricted share units.

Except as otherwise provided in the 2011 Plan or the applicable restricted share unit award agreement, (i) any vesting condition based on the achievement of performance objectives will be based on a performance period of at least one year, and (ii) any vesting based on continued service will provide for full vesting no more quickly than three years from the date of grant (which vesting may be pro-rated, graded or “cliff” vesting).

Other Share-Based Awards

Subject to the restrictions previously noted, our Compensation Committee may, at any time and from time to time, grant or sell other share-based awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our Common Stock or factors that may influence the value of such shares. For example, the awards may include common shares granted as a bonus, convertible or exchangeable debt securities or other securities, purchase rights for shares, or awards with value and payment contingent upon performance of our Company or our subsidiaries or other factors determined by the Compensation Committee.

The Compensation Committee will determine the terms and conditions of these other share-based awards. Shares of Common Stock delivered pursuant to these types of awards will be purchased for such consideration, by such methods and in such forms as the Compensation Committee determines. Other share-based awards may be granted with a right to receive dividend equivalents. However, any right to dividend equivalents with respect to another share-based award that vests based on the achievement of performance objectives (as defined below) will be subject to the same terms and conditions as the other share-based award. Except as otherwise provided in the 2011 Plan or the applicable award agreement for other share-based awards, (i) any vesting condition based on the achievement of performance objectives will be based on a performance period of at least one year, and (ii) any vesting based on continued service will provide for full vesting no more quickly than three years from the date of grant (which vesting may be pro-rated, graded or “cliff” vesting).

Cash-Based Awards

We may also grant cash-based awards under the 2011 Plan. A cash-based award gives a participant a right to receive a specified amount of cash, subject to terms and conditions established by the Compensation Committee, which may include continued service and/or the achievement of performance objectives.

Performance Objectives

Subject to the restrictions previously noted, our Compensation Committee may condition the vesting, exercise or payment of any award upon the achievement of one or more performance objectives. Performance objectives may be described in terms of either Company-wide objectives or objectives that are related to the performance of the individual participant or the performance of our Company or one or more of its subsidiaries, divisions, departments, units, functions, partnerships, joint ventures or minority investments, product lines or products, or the performance of an individual participant. The performance objectives may be relative to the performance of a group of comparable companies, a published or special index that our Compensation Committee, in its discretion, deems appropriate, or we may also select performance objectives as compared to various stock market indices.

Moreover, the Compensation Committee may designate any restricted share, restricted share unit, other share-based award or cash-based award as a qualified performance-based award in order to make the award fully deductible for federal income tax purposes without regard to the $1 million limit imposed by Section 162(m) of the Internal Revenue Code. If an award is so designated, the Compensation Committee must establish objectively determinable performance objectives for the award within certain time limits. Performance objectives for such awards will be based on one or more of the following criteria: revenues; earnings from operations; operating income; earnings before or after interest and taxes; operating income before or after interest and taxes; net income; cash flow; earnings per share; return on total capital; return on invested capital; return on equity; return on assets; total return to stockholders; earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items; operating income before or after interest, taxes, depreciation, amortization or extraordinary or special items; return on investment; free cash flow; cash flow return on investment (discounted or otherwise); net cash provided by operations; cash flow in excess of cost of capital; operating margin; profit margin; contribution margin; stock price and/or strategic business criteria consisting of one or more objectives based on meeting specified product development; strategic partnering; research and development milestones; market penetration; geographic business expansion goals; cost targets; customer satisfaction; management of employment practices and employee benefits; supervision of litigation and information technology; and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

Acceleration of Awards

Our Compensation Committee may in its discretion determine at any time that: (i) all or a portion of a participant’s stock options, SARs and other awards in the nature of rights that may be exercised will become fully or partially exercisable; (ii) all or a part of the time-based vesting restrictions on all or a portion of the outstanding awards will lapse; (iii) any performance-based criteria with respect to any awards will be deemed to be wholly or partially satisfied; and/or (iv) any other limitation or requirement under any such award will be waived, in each case, as of such date as the Compensation Committee, in its discretion, declares. Any such decisions by the Compensation Committee need not be uniform among all participants or awards. Unless our Compensation Committee otherwise determines, any such adjustment that is made with respect to an award that is intended to qualify for the performance-based exception of Section 162(m) of the Internal Revenue Code will be specified at such times and in such manner as will not cause such awards to fail to qualify under the performance-based exception. Additionally, the Compensation Committee will not make any adjustment that would cause an award that is otherwise exempt from Section 409A of the Internal Revenue Code to become subject to Section 409A or that would cause an award that is subject to Section 409A of the Internal Revenue Code to fail to satisfy the requirements of Section 409A.

Change in Control

If we experience a change in control, the Compensation Committee has discretion to take action with respect to outstanding awards, including, without limitation, the ability to: (i) accelerate the vesting, settlement or exercisability of an award; (ii) cancel an award in exchange for a cash payment; (iii) cancel a stock option or SAR without payment if the fair market value of a share on the date of the change in control does not exceed the exercise price per share of the stock option or SAR; or (iv) issue substitute awards.

A change in control generally means any of the following: (a) the acquisition of 50% or more of the voting stock of the Company, other than an acquisition by certain related parties or an acquisition pursuant to a transaction the primary purpose of which is to effect an equity financing of the Company; (b) turnover of a majority of the incumbent members of our Board of Directors (other than the election of certain new Directors whose election or nomination was approved by a majority of the incumbent Board of Directors); (c) a reorganization, merger or consolidation, unless our stockholders immediately prior to the transaction own more than 50% of the Common Stock of the resulting corporation as a result of their prior ownership of the Common Stock of the Company; (d) a complete liquidation or dissolution of the Company; or (e) the sale or other disposition of all or substantially all of the Company’s assets (other than a sale or disposition to a subsidiary).

Forfeiture and Repayment of Awards

If a participant’s employment or service is terminated for cause, then, upon notice from the Compensation Committee, the participant shall forfeit all outstanding awards, return any shares held by the participant that were acquired under the 2011 Plan, and repay the Company in cash for any shares that were acquired under the 2011 Plan but previously disposed of by the participant. For this purpose, “cause” shall have the meaning specified in any applicable employment agreement with the participant, or, if there is no such agreement, “cause” generally shall mean: (a) the commission of a felony, or any crime involving theft, dishonesty or moral turpitude; (b) the commission or omission of willful and deliberate acts intended to harm or injure the business, operations, financial condition or reputation of the Company or an affiliate; (c) disregard of the directives of the Board of Directors or the participant’s supervisor; (d) drunkenness or use of drugs which interferes with the performance of the participant’s duties; or (e) any attempt to secure any personal profit in connection with the business of the Company without prior unanimous written approval by the Compensation Committee.

Awards may also be subject to forfeiture or repayment pursuant to the terms of our Compensation Recovery Policy, including any amendment to the policy adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules issued by the SEC or the Nasdaq.

Transferability

Except as our Board of Directors or Compensation Committee otherwise determines, awards granted under the 2011 Plan will not be transferable by a participant other than by will or the laws of descent and distribution. Except as otherwise determined by our Compensation Committee, any stock options and SARs will be exercisable during a participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative. Any award made under the 2011 Plan may provide that any shares of Common Stock issued or transferred as a result of the award will be subject to further restrictions upon transfer.

Adjustments

In the event of any equity restructuring, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through a large, nonrecurring cash dividend, our Compensation Committee will adjust the number and kind of shares that may be delivered under the 2011 Plan, the individual award limits, and, with respect to outstanding awards, the number and kind of shares subject to outstanding awards, the exercise price, and the grant price or other price of shares subject to outstanding awards, to prevent dilution or enlargement of rights. In the event of any other change in corporate capitalization, such as a merger, consolidation or liquidation, the Compensation Committee may, in its discretion, cause there to be such equitable adjustment as described in the foregoing sentence, to prevent dilution or enlargement of rights. However, unless otherwise determined by the Compensation Committee, we will always round down to a whole number of shares subject to any award. Any such adjustment will be made by our Compensation Committee, whose determination will be conclusive.

Prohibition on Re-Pricing

Subject to adjustment as described under “Adjustments” immediately above, the 2011 Plan does not permit, without the approval of our stockholders, what is commonly known as the “re-pricing” of stock options or SARs, including:

•	an amendment to reduce the exercise price of any outstanding stock option or base price of any outstanding SAR;

•	the cancellation of an outstanding stock option or SAR and replacement with a stock option having a lower exercise price or with a SAR having a lower base price; and

•	the cancellation of an outstanding stock option or SAR and replacement with another award under the 2011 Plan.

Federal Income Tax Consequences

The following discussion is limited to a summary of the U.S. federal income tax provisions relating to the grant, exercise and vesting of awards under the 2011 Plan. The tax consequences of awards may vary according to country of participation. Also, the tax consequences of the grant, exercise or vesting of awards vary depending upon the particular circumstances, and it should be noted that income tax laws, regulations and interpretations change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local and foreign tax laws.

Tax Consequences to Participants

Nonqualified Stock Options. In general, (i) a participant will not recognize income at the time a nonqualified option is granted; (ii) a participant will recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price paid for the shares; and (iii) at the time of sale of shares acquired pursuant to the exercise of the nonqualified option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. A participant will not recognize income at the time an ISO is granted or exercised. However, the excess of the fair market value of the shares on the date of exercise over the option price paid may constitute a preference item for the alternative minimum tax. If shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of the grant or within one year after the issuance of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares as of the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. A participant will not recognize income upon the grant of a SAR. The participant generally will recognize ordinary income when the SAR is exercised in an amount equal to the cash and the fair market value of any unrestricted shares received on the exercise.

Restricted Shares. A participant will not be subject to tax until the shares of restricted shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code. At that time, the participant will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares). However, a participant who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares over the purchase price, if any, of such restricted shares. Any appreciation (or depreciation) realized upon a later disposition of such shares will be treated as long-term or short-term capital gain depending upon how long the shares have been held. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to forfeiture and restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the participant.

Restricted Share Units. A participant will not recognize income upon the grant of restricted share units. Upon payment of the awards, the participant generally will recognize ordinary income in an amount equal to the cash and the fair market value of any unrestricted shares received.

Other Share-Based Awards and Cash-Based Awards. A participant generally will recognize ordinary income upon the payment of other share-based awards or cash-based awards in an amount equal to the cash and the fair market value of any unrestricted shares received.

Dividend Equivalents. Any dividend equivalents awarded with respect to awards granted under the 2011 Plan and paid in cash or unrestricted shares will be taxed to the participant at ordinary income rates when received by the participant.

Section 409A. The 2011 Plan permits the grant of various types of awards that may or may not be exempt from Section 409A of the Internal Revenue Code. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted shares awards, unrestricted shares awards, stock options and stock appreciation rights that comply with the terms of the 2011 Plan are designed to be exempt from the application of Section 409A. Restricted share units and dividend equivalents granted under the 2011 Plan will be subject to Section 409A unless they are designed to satisfy the short-term deferral exemption (or another applicable exception). If not exempt, those awards will be designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.

Tax Consequences to Us

To the extent that a participant recognizes ordinary income in the circumstances described above, our Company or our subsidiary for which the participant performs services will be entitled to a corresponding compensation deduction provided that, among other things, the compensation meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and is not disallowed by the $1 million limitation on executive compensation under Section 162(m) of the Internal Revenue Code.

Plan Benefits

Our Compensation Committee will determine, in its discretion, all awards under the 2011 Plan, but no awards to our officers, employees or non-employee directors are currently determinable.

Registration with the SEC

The Company intends to file a Registration Statement on Form S-8 relating to the issuance of shares of Common Stock under the 2011 Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as is practicable after approval of the 2011 Plan by the Company’s stockholders.

Current Equity Compensation Plan Information

The following table provides information as of March 4, 2011 about the Prior Plans under which awards are currently outstanding. If our stockholders approve the 2011 Plan, the Prior Plans will terminate effective immediately after the Annual Meeting. Once terminated, we will not grant any new awards under the Prior Plans, but any outstanding awards under those plans will remain outstanding in accordance with their terms.

Plan Category	Number of Shares Issuable Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)			Number of Shares Remaining Available for Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	—			$—		—

Equity compensation plans not approved by security holders	1,039,386	(1)		N/A	(2)	280,093	(3)

Total	1,039,386		$	N/A		280,093

(1)	This amount includes the number of shares of our Common Stock that may be issued in connection with the conversion of restricted stock units granted under our 2008 Management Incentive Plan. The shares subject to outstanding awards under that plan can be forfeited and therefore can again become available for issuance under the plan. This amount does not include restricted stock that has been awarded to directors under the 2008 Director’s Equity Incentive Plan because those shares have been issued.

(2)	The weighted-average exercise price is not applicable because restricted stock units have no exercise price.

(3)	This amount includes 191,652 shares of our Common Stock that are available for future awards under our 2008 Management Incentive Plan and 88,441 shares of our Common Stock that are available for future awards under our 2008 Director’s Equity Incentive Plan. A summary of the material terms of these plans follows below.

2008 Management Incentive Plan

Pursuant to our 2008 Management Incentive Plan, we may grant awards of restricted stock, restricted stock units, stock options and other equity interests in our Company to the employees or officers of ours and our subsidiaries or any other person who is determined by our Board of Directors to have made (or is expected to make) contributions to us. No participant may be granted awards during any one year to purchase more than 444,444 shares of our Common Stock. 1,661,562 shares of Common Stock were initially available for grant under the plan, with 191,652 shares remaining available for grant as of December 31, 2010. If any award expires, is canceled, forfeited, settled in cash or by delivery of fewer shares than the number of shares underlying the award, or is otherwise terminated without delivery of the shares underlying the award, the underlying shares will again become available under the plan for subsequent awards. Shares of our Common Stock withheld or otherwise surrendered for payment of an exercise price or taxes relating to the award will also again become available under the plan. Our Board of Directors may at any time accelerate any of the awards.

2008 Director’s Equity Incentive Plan

Pursuant to our 2008 Director’s Equity Incentive Plan, we may grant awards of restricted stock, restricted stock units, stock options and other equity interests in our Company to our directors. 166,666 shares of our Common Stock were initially available for grant under the plan, with 88,441 shares remaining available for grant as of December 31, 2010. If any award expires, is canceled, forfeited, settled in cash, or otherwise terminated without delivery of the shares underlying such award to the holder of such award, the underlying shares will again become available under the plan for subsequent awards. If any award is settled by delivery of fewer shares of our Common Stock than the number of shares underlying such award, shares that were withheld from the award in payment of an exercise price or taxes related to the award will also again become available under the plan. Our Board of Directors may at any time accelerate any of the awards.

Required Vote

Approval of the 2011 Plan requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting.

Recommendation of the Board of Directors

The Board Unanimously Recommends a Vote FOR approval of the 2011 Equity Incentive Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an analysis of the compensation arrangements and decisions with respect to David L. Keller – Chief Executive Officer; Tracy D. Pagliara – General Counsel, Secretary and Vice President of Business Development; David L. Willis – Chief Financial Officer; Dean J. Glover – President of our Products Division; and Kenneth W. Robuck – President of our Services Division. We sometimes refer to these executives as our “named executive officers”.

Our Compensation Philosophy

Historically. After we successfully emerged from bankruptcy in January 2008, we established several objectives for our compensation program:

•	to attract and retain talented individuals;

•	to motivate our executive team to achieve our goals and objectives; and

•	to align the interests of our executives with those of our stockholders.

These objectives have helped to guide the structure of our compensation program for the past three years, including the structure of our program for 2010.

Going forward. Once we relisted our shares, we retained the consulting firm Towers Watson to help develop a revised compensation philosophy that was (i) appropriate for our renewed status as a public company and (ii) consistent with the compensation objectives of our peers. Our compensation objectives going forward are as follows:

•

to provide a target total reward opportunity sufficient to attract and retain high-caliber executives who can effectively manage Global Power’s complex global business, taking into account the competitive marketplace as well as each executive’s experience and performance;

•

to link the majority of the total compensation opportunity to performance-based incentives, annual financial and strategic goals, and the creation of sustainable stockholder value consistent with Global Power’s long-term strategic goals;

•	to align our executives’ interests with those of our stockholders by making stock-based incentives a core element of our executives’ compensation;

•	to recognize the cyclical nature of our business and the need to manage for value throughout the business cycle; and

•	to provide flexibility to recognize, differentiate and reward individual performance.

Compensation Elements

The key elements of our executive compensation program for our named executive officers are base salary, annual incentives, long-term incentives (i.e., consisting of time-based and performance-based restricted stock units) and severance protections. We also provide retirement, health and welfare benefits and perquisites to our executives, but these are not considered material elements of their total compensation. The chart below illustrates how each key element of compensation fulfills our compensation objectives discussed above:

Element	Form	Fixed or Variable	Business Objectives
Base Salary	Cash	Fixed	Attract and retain experienced, high-caliber executives

Annual Incentives	Cash	Variable	Attract and retain experienced, high-caliber executives; reward achievement of annual corporate, division and individual performance goals; and link total compensation to performance-based incentives

Long-term Incentives (i.e., time-based and performance-based restricted stock units)	Equity	Variable	Attract and retain experienced, high-caliber executives; align the economic interests of executives and stockholders; link total compensation to performance-based incentives; and promote stock ownership to align interests with stockholders

Severance	Cash	Fixed	Attract and retain experienced, high-caliber executives; protect the Company’s interests by offering severance benefits in exchange for confidentiality, non-competition and non-solicitation provisions

Pay-for-Performance

Historically. We are committed to providing total direct compensation – consisting of base salary, annual incentives and long-term incentives – that supports our business strategies and aligns the interests of our executives with the interests of our stockholders. As a result, a significant portion of our named executive officers’ total direct compensation is variable and contingent upon financial and individual performance. The variable compensation elements consist of the following items.

•

An annual incentive opportunity, which is cash based, payable based on the extent to which certain annual EBITDA (earnings before interest, taxes, depreciation and amortization) goals and individual performance goals are achieved. The annual incentive opportunity helps to retain our named executive officers and encourages them to strive to achieve annual goals and initiatives.

•

A long-term incentive, which consists of an award of time-based and performance-based restricted stock units. The restricted stock units vest over time based in part on achievement of the annual EBITDA goals and in part on continuing employment of the named executive officer. The long-term incentive encourages our named executive officers to continue to make decisions and to deliver results over a broader time period, thus keeping a focus on the long-term horizon and the retention of our executives.

As described above, the primary performance goal under our annual and long-term incentive plans is EBITDA, which we define as our earnings before interest, taxes, depreciation and amortization, adjusted for reorganization expense and calculated based on the results of our two operating divisions without any charge for overhead or corporate allocations.

As illustrated below, in 2010, approximately 66% of the total direct compensation for our named executive officers, other than the Chief Executive Officer, was delivered through variable compensation. The total direct compensation mix for the Chief Executive Officer was roughly 75% variable, which reflects the complexity and expectations of the Chief Executive Officer role. The charts that follow illustrate this point (annual and long-term incentives are reflected at target levels).

Going forward. Even though the Compensation Committee has not established a specific formula for the allocation of fixed and variable compensation components, it will continue to increase the percentage of total direct compensation allocated towards variable components over the next several years to (i) increase the emphasis on pay-for-performance and (ii) be in line with the evolving practices of the companies in our peer groups described below.

Moreover, in 2011, the Compensation Committee decided to change the performance goal under the annual and long-term incentive plans from EBITDA to an equivalent percentage of operating income. The Compensation Committee believed that operating income would be a more appropriate measure going forward because it is tied to a GAAP (Generally Accepted Accounting Principles) measure.

Risk Assessment

The Company believes that its compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company. Although a significant portion of our executive compensation program is performance-based, we have focused on aligning our compensation policies with the long-term interests of our stockholders and avoiding rewards that could create excessive or inappropriate risks to the Company, as evidenced by the following:

•

Our executive compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with executive roles.

•

We use financial and individual performance goals that are consistent with our business objectives and correlate to long-term value. The individual goals for the officers consist of a combination of strategic and operational objectives. Our performance goals are set at levels that we believe are reasonable in light of past performance and market conditions.

•

We do not use highly-leveraged performance goals. Instead, incentive opportunities are based on balanced performance metrics that promote disciplined progress toward long-term goals, and all payouts are capped at a pre-established percentage of the target payment opportunity.

•	Our financial goals and results directly tie to our audited financial statements. These results are highly scrutinized by our finance and accounting departments as well as our external auditor.

•	We retain discretion to adjust compensation levels based on the quality of Company, individual performance and adherence to the Company’s ethics and compliance programs, among other things.

•

Our long-term incentive opportunities generally vest over a period of four years in order to focus our executives on long-term performance and enhance retention. Our performance shares are granted annually and have overlapping four-year performance periods, so any risks taken to increase the payout under one award could jeopardize the potential payouts under other awards.

•

Utilizing the expertise of outside consultants, we regularly evaluate our compensation programs and practices against our established peer group to confirm that our compensation programs are consistent and competitive with market practice.

•

Our stock ownership policy requires the officers of the Company to hold a minimum level of the Company’s shares of Common Stock to ensure that each executive has personal wealth tied to the long-term success of the Company and is therefore aligned with stockholders. See “Stock Ownership Guidelines” in this Compensation Discussion and Analysis section.

•

We maintain a “claw-back policy,” under which we may require the reimbursement of any incentive compensation paid to the Officers of the Company if the payment was predicated upon financial results that were subsequently the subject of a restatement. See “Claw-back Policy” in this Compensation Discussion and Analysis section.

Benchmarking

We believe that each element of our compensation program should remain competitive in order to retain, and, if necessary, attract experienced, high-caliber executives. To achieve this objective, the Compensation Committee generally attempts to establish base salary, annual incentive and long-term incentive opportunities at the approximated median of the competitive market data described above. However, market data is regarded as a general reference point by the committee. The Compensation Committee retains the flexibility to make adjustments in order to respond to market conditions, promotions, individual performance or other relevant circumstances.

Historically. When setting compensation levels in the past, we reviewed compensation data from a survey conducted by Ernst & Young LLP in 2006 (the “E&Y market survey”). The survey was based on a custom peer group established by management and the Compensation Committee as then constituted, which consisted of the following 15 companies:

AAON, Inc.	Actuant Corporation
Capstone Turbine Corporation	Donaldson Company, Inc.
Flow International Corp.	Flowserve Corporation
L.B. Foster Company	Foster Wheeler AG
Matrix Service Company	NATCO Group Inc.
Peerless Manufacturing Company	Roper Industries, Inc.
Standex International Corp.	Tetra Tech Inc.
TRC Companies, Inc.

These companies were selected at that time due to their focus in the equipment supply industry. The E&Y market survey was adjusted each year by management, subject to approval by the Compensation Committee, to reflect inflation and market trends.

Going Forward. To help determine the competitive market going forward, the Compensation Committee retained the consulting firm Towers Watson to review competitive compensation data, compare current Global Power compensation levels to the market, and assist in establishing compensation levels in 2011. In response, Towers Watson provided information about the market levels for the following components of our executives’ compensation:

Base salary;

•	Target annual incentives;

•	Total target cash compensation, which is base salary plus target annual incentives;

•	Long-term incentive awards; and

•	Total direct compensation, which is total target cash compensation plus long-term incentive awards.

The market data was derived from several sources, including the companies in a compensation peer group established by the Compensation Committee, with the advice of Towers Watson, and selected compensation surveys. Each of these sources is described below:

Compensation Peer Group. At the Committee’s request, management worked with Towers Watson to establish a compensation peer group of companies that reasonably corresponds to the market for executive talent. To be included in the peer group, a company had to have (i) the same General Industry Classification as Global Power and (ii) similar lines of business and operations as Global Power. The committee wanted the peer group to be weighted more toward to those providing services to reflect the industry shift of Global Power. Using these criteria, the Compensation Committee established the following compensation peer group:

Ameron International Corporation	Matrix Service Company
Astec Industries, Inc.	McDermott International, Inc.
Azz Incorporated	MYR Group Inc.
Chicago Bridge and Iron Company N.V.	PMFG Inc.
Donaldson Company, Inc.	Quanta Services, Inc.
Dycom Industries, Inc.	The Shaw Group Inc.
Foster Wheeler AG	Team Industries, Inc.
Graham Corporation	Willbros Group, Inc.
Insituform Technologies, Inc.

The 17 companies have a revenue range of $60 million to $7.2 billion, with median revenue of $800 million. This group was subsequently approved by the Company’s Compensation Committee.

Towers Watson gathered compensation data from the proxy statements filed by each member of the peer group. The peer group compensation data were adjusted to Global Power’s corporate or division revenue, where applicable. To address the fact that the median peer group size was larger than Global Power’s revenue, Towers Watson regressed or size-adjusted the peer group data for benchmarking purposes, using the applicable Global Power corporate or division revenues. Regression is a statistical technique that analyzes the relationship between two variables. In compensation analysis, it is most often used to measure the relationship between compensation and company revenue (or some other factor that strongly indicates the scope of a position). In this case, revenue was used.

Compensation Surveys. Towers Watson also used survey information collected from the 2009/2010 Watson Wyatt Top Management Compensation Survey, the 2009 Towers Perrin General Industry Executive Database, and the 2009 Mercer Executive Compensation Survey. Each survey is based on an extensive database comprised of 100 to 1,000 companies depending on the position. Together, the surveys provide a general overview of the market with respect to the compensation levels.

Coordination of the Various Sources of Market Data. Recognizing that each data source has its own strengths and weaknesses, Towers Watson combined the data from the compensation peer group with the survey sources to provide different reference points and a broader context for assessment. In general, Towers Watson tailored the market data for each named executive officer to ensure that (i) executive roles were matched to market comparable positions based on job responsibilities and (ii) where applicable, premiums or discounts were applied to reflect additional incumbent responsibilities or the appropriate level of the position within the organization. Because the peer group and survey data sources were seen as equally relevant sources of market data, each generally was weighted equally to assess the competitiveness of the compensation levels at Global Power.

Elements of Total Direct Compensation

A brief summary of the components of the base salary, annual incentive opportunities and long-term incentive opportunities for our named executive officers is set forth below.

Annual Base Salaries

The Compensation Committee intends to provide our named executive officers with competitive base salaries that are commensurate with their job responsibilities, experience and performance.

As part of its annual management performance evaluation, the Compensation Committee reviewed the base salary levels of Messrs. Keller, Willis, Glover and Robuck in early 2010 to determine whether any adjustments were appropriate. The Compensation Committee reviewed the survey data, performance evaluations conducted by the

Chief Executive Officer, and base salary histories. Based on this review, the Compensation Committee took the following actions with respect to the base salary levels of our named executive officers:

Mr. Keller’s salary remained unchanged from 2009. His base salary was established in September 2009 when he assumed the role of Chief Executive Officer. The Compensation Committee did not see any reason to adjust his salary after such a short period of time in this new role.

•	Mr. Willis received a 10% increase in his base salary, which was intended to bring his salary level in line with the median of the E&Y market survey.

•	Mr. Glover’s base salary remained unchanged from 2009 levels, which was consistent with the general base salary freeze in effect for the products division.

•

Mr. Robuck received a 4.5% merit increase in his base salary, which was consistent with the general merit increases available for eligible employees at the services division, and was intended to recognize his individual role in driving business results at that division.

Mr. Pagliara was hired to serve as General Counsel, Secretary and Vice President of Business Development, effective April 5, 2010, and therefore was not evaluated as part of the annual review process. Instead, his base salary was individually negotiated at the time of his hire and was set forth in an employment agreement. In this regard, the Compensation Committee agreed to pay Mr. Pagliara an annual base salary of $300,000, which was the market median salary level in the E&Y market survey.

For more information about the 2010 base salaries for each of our named executive officers, please refer to the “Salary” column of and the related footnotes to the “Summary Compensation Table” on page 37.

Annual Incentive Compensation

The Compensation Committee grants annual incentive opportunities to our named executive officers to motivate them to increase the value of the Company.

Annual Incentive Opportunities

In 2010, the Compensation Committee established threshold, target and maximum award opportunities for each of the named executive officers, which were expressed as a percentage of base salary. The threshold target and maximum levels are set forth in the table below and were targeted to the median levels of the E&Y market survey.

	Threshold	Target	Maximum
D. Keller	40%	80%	160%
T. Pagliara	27.5%	55%	110%
D. Willis	27.5%	55%	110%
D. Glover	32.5%	65%	130%
K. Robuck	32.5%	65%	130%

Performance Goals

Each year, the Compensation Committee directs management to establish specific annual performance goals for the named executive officers. The Compensation Committee takes these recommendations into account but makes its own determinations as to the appropriate performance goals and target levels.

Since 2008, our annual incentive plan has focused primarily on the achievement of specified divisional EBITDA performance goals. In this regard, each year the Compensation Committee establishes threshold, target and maximum performance levels for the EBITDA goals for both the corporate and divisional level executives. The committee then establishes a bonus pool percentage for each specified level. If actual performance for an EBITDA goal falls below the threshold level, then no bonus pool is funded with respect to that goal. If actual performance for an EBITDA goal exceeds the maximum performance level, then the bonus pool is capped.

For 2010, the individual bonus pool for each of Messrs. Keller, Pagliara and Willis was based on the subtotal of the Products and Services EBITDA goals because they have broad overall responsibilities across all business units. The bonus pool for the other two named executive officers was based 70% on their divisional goal (Mr. Glover – products and Mr. Robuck – services) and 30% on the subtotal of the Products and Services EBITDA to reflect their individual areas of focus.

For 2010, the EBITDA targets and actual performance results were as follows:

	Threshold (in thousands)	Target (in thousands)	Maximum (in thousands)	Actual (in thousands)	Achievement Level
Products EBITDA	$12,590	$15,737	$21,863	$27,791	Maximum
Services EBITDA	$16,800	$21,000	$27,918	$44,998	Maximum
Subtotal of Products and Services EBITDA for Corporate executives	$29,390	$36,737	$49,781	$72,789	Maximum

Based on the above EBITDA performance results, each named executive officer had a potential bonus pool equal to the maximum bonus percentage identified above multiplied by his base salary – i.e., 160% of base salary for Mr. Keller ($696,000), 130% of base salary for each of Messrs. Glover and Robuck ($397,800 and $417,942, respectively), and 110% of base salary for each of Messrs. Pagliara and Willis ($247,378 and $306,130, respectively).

The potential bonus pool for each named executive officer was then adjusted based on the extent to which the executive achieved specified individual goals. The Compensation Committee bases a meaningful portion of the annual incentive opportunity on the achievement of individual goals, in order to provide flexibility to recognize, differentiate and reward individual performance. The individual goals were developed and approved by the Compensation Committee in consultation with the Chief Executive Officer. The individual goals for each named executive officer consisted of a combination of strategic and operational objectives, as set forth in below:

•

Mr. Keller: Develop a comprehensive business plan, prepare a succession plan for senior management, achieve a successful re-listing of our shares on a major securities exchange and complete a comprehensive review and revisions of our corporate policies and procedures to comply with laws applicable to public companies.

•

Mr. Pagliara: Complete a comprehensive review of the provision of legal services to the Company, achieve a successful re-listing of our shares on a major securities exchange, complete a comprehensive review and revision of our corporate policies and procedures to comply with laws applicable to public companies and identify proposed acquisition targets and assist with related analysis.

•

Mr. Willis: Support reporting and disclosure requirements applicable to public companies, achieve a successful re-listing of our shares on a major securities exchange, support acquisition activity including due diligence and integration planning, reduce corporate expenses by implementing cost reductions or supportable savings and implement and manage an investor relations program.

•

Mr. Glover: Support the development of a comprehensive business plan, complete various leadership and training programs, support the development of a succession plan for designated positions in the products division and lead the development and implementation of a new ERP system for the products division.

•

Mr. Robuck: Identify proposed acquisition targets and assist with related analysis, develop a comprehensive business plan for the services division, maintain safety levels and related costs at or below industry targets, integrate the policies and procedures of the services division with Global Power and provide executive leadership.

The Compensation Committee reviewed Mr. Keller’s performance with respect to his 2010 individual goals. With regard to the other named executive officers, Mr. Keller made recommendations to the Compensation Committee concerning the level of performance of each officer with respect to the person’s goals for 2010. After taking Mr. Keller’s recommendations into consideration, and after making its own assessment of each person’s performance, the Compensation Committee determined the payouts under the 2010 annual incentive plan, based on aggregate corporate and individual performance. The payouts for Messrs. Keller, Willis, Glover, Robuck and Pagliara were equal to $675,120, $292,354, $361,998, $367,389, and $232,535, respectively.

For more information on the 2010 annual incentive opportunities for our named executive officers, please refer to the “Grants of Plan-Based Awards During 2010” section of this proxy statement at page 39. The amount of the 2010 annual incentive payments is set forth in the Non-Equity Incentive Plan Compensation column of, and the related footnotes to, the “Summary Compensation Table” of this proxy statement at page 37.

Long-Term Incentive Compensation

We view grants of equity to our named executive officers as a means of motivating them to increase the value of the Company over time and as a means of encouraging them to remain in the Company’s employ.

When we emerged from bankruptcy protection in 2008, the bankruptcy court approved a Plan of Reorganization, which among other things approved a management equity pool equal to 10% of our outstanding Common Stock. All of our grants of equity awards to named executive officers since we emerged from bankruptcy have been made pursuant to that plan. The Compensation Committee recognizes that our equity-based awards are dilutive to our existing stockholders, but believes that these awards are necessary to attract and retain the talent that we need to drive positive performance for the Company.

Each year, the Compensation Committee directs management to propose the aggregate number of shares to be granted from the 10% equity pool and the specific allocation of the shares among employees. The Compensation Committee takes these recommendations into account but makes its own determinations as to the equity pool for the year and the specific allocation among the named executive officers.

When considering appropriate award levels, the Compensation Committee considers its assessment of each executive’s general performance during the year, as well as their relative roles and responsibilities and potential within the Company, the estimated accounting expense, the potential dilution that will occur to our stockholders and the median levels of the E&Y market survey.

Pursuant to his employment agreement, Mr. Pagliara received a grant of 33,334 restricted stock units. The number of restricted stock units has been adjusted to reflect the 1-for-9 stock split that occurred in June 2010. This award level was individually negotiated with Mr. Pagliara at the time of his hire in April 2010.

Once the Compensation Committee established the target number of shares for each named executive officer, one half of the amount was awarded as time-based restricted stock units and the other half was awarded as performance-based restricted stock units.

•

Time-Based Restricted Stock Units. In order to enhance our retention incentives, the restricted stock units generally vest in equal installments over a four year period, provided that the executive remains employed on the applicable vesting date.

•

Performance-Based Restricted Stock Units. In order to enhance our pay-for-performance philosophy, the performance-based restricted stock units generally vest in equal installments over a four year period, provided that (i) the Company attains its EBITDA annual target under the annual incentive plan for the applicable year, and (ii) the executive remains employed on the applicable vesting date.

The following chart illustrates the number of time-based restricted stock units and performance-based restricted stock units granted to each named executive officer in 2010.

	# of Time-Based Restricted Stock Units		# of Performance-Based Restricted Stock Units
D. Keller	8,333	(1)	8,333
D. Willis	27,778		27,777
D. Glover	16,668		16,665
K. Robuck	22,224		22,220
T. Pagliara	16,669		16,665

(1)	Reflects a partial grant to Mr. Keller, taking into account his grant of restricted stock units in September 2009.

The Compensation Committee believed that the number of shares granted to each of our named executive officers as reflected in the table below was appropriate in light of the aggregate amount of stock available for grant under our Plan of Reorganization and the relative contributions to our success made and expected to be made by each individual named executive officer.

In each of the prior years during after the Company emerged from bankruptcy, the Company hit the EBITDA targets that were set by the Compensation Committee and, therefore, the performance-based restricted stock units awarded to those officers who were named executive officers vested for those years.

Stock Ownership Guidelines

The Board recognizes that ownership by the directors and the named executive officers in the Company’s Common Stock will align their interests with the interests of the Company’s stockholders. The Compensation Committee undertook to review (i) the market practices of the Company’s compensation peer group, (ii) a September 13, 2010 survey conducted by Frederic W. Cook & Co., Inc. regarding Executive Stock Ownership Policies – Trends and Developments, and (iii) management’s recommendations regarding different structure alternatives. On January 24, 2011, the Compensation Committee approved the following stock ownership guidelines for the Company’s directors and named executive officers:

•	for the Chief Executive Officer, the lesser of three times his or her base salary or 75,000 shares;

•	for the other named executive officers, the lesser of two times his or her base salary or 40,000 shares; and

•	for the members of the Board of Directors, the lesser of three times his or her annual cash retainer or 8,000 shares.

The target date for the existing directors and named executive officers to meet these stock ownership guidelines is January 1, 2015 and the target date for any new directors or named executive officers to meet these stock ownership guidelines is five years from the date of his or her appointment or date on which he or she begins employment at the Company. For purposes of these guidelines, the director or named executive officer will be deemed to “own” the Company’s shares that are beneficially owned by such person and not equity awards that are more than 60 days from vesting.

The Compensation Committee will periodically review and adjust, if appropriate, the fixed number of shares based on stock price, adjustments to compensation, evolving market practices, and such other factors as it deems appropriate. In establishing a named executive officer’s total direct compensation each year, the Compensation Committee will consider each named executive officer’s compliance with these guidelines.

Claw-back Policy

On November 10, 2010, the Board approved a compensation recovery policy applicable to executive officers, including the named executive officers. In general, the policy provides that, for every annual incentive or other performance-based compensation awarded to a named executive officer on or after January 1, 2011, the named executive officer must repay or forfeit compensation received by him or her from such award if:

•

the payment, granting or vesting of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of the Company’s consolidated financial statements;

•	the Board determines in its sole discretion that the named executive officer engaged in fraud or misconduct that caused or contributed to the need for the restatement;

•	the named executive officer received more compensation than he or she would have than if the financial results had been properly reported; and

•

the Board determines in its sole discretion that it is in the best interests of the Company and its stockholders for the named executive officer to repay or forfeit all or any portion of the compensation.

The Board has the full and final authority to make all determinations under the policy, including whether it applies and, if so, the amount of compensation to be repaid or forfeited. Each named executive officer was required to sign an agreement that he had received, read and understood the policy. In addition, the policy provides that repayment and forfeiture remedies are not the exclusive remedies and that the Company may pursue every other right or remedy at law or in equity available. The Board has taken pro-active steps to comply with future requirements regarding compensation recovery.

Severance Protections

The Company maintains employment agreements for each of its named executive officers in order to attract and retain highly-qualified executives and to protect the Company’s interests. The Company believes that maintaining employment agreements with our named executive officers promotes stability at the Company, which is important given the highly competitive nature of the market in which it operates.

Each named executive officer is entitled to severance benefits under his employment agreement in the event of an involuntary termination of employment without “cause” or a termination by the executive for “good reason.” The severance generally includes continued salary, bonus and certain benefits for one year. This standard severance level was established prior to the time that we filed for bankruptcy protection, and was subsequently approved by the bankruptcy court when we emerged from bankruptcy protection. The standard severance level was carried forward to the new employment agreements for Messrs. Keller and Pagliara. All cash severance payments require a “double trigger,” the named executive officer must lose his job as the result of a change of control to receive the cash severance benefit, rather than a “single trigger,” which entitles a named executive officer to a severance benefit solely on the change of control regardless of its impact on his job.

In exchange for the severance benefits, the named executive officers agree not to disclose Company confidential information and agree not to compete against the Company or solicit its employees or customers for one year after termination. These provisions protect the Company’s interests and help to ensure its long-term success.

The restricted stock units granted to our named executive officers provide for accelerated partial or full vesting if the named executive officer’s employment is terminated without cause or by the named executive officer for good reason. These restricted stock unit agreements also provide for full accelerated vesting of all restricted stock units (including both time-based and performance-based restricted stock units) if the Company undergoes a change of control. The committee believes that the immediate vesting upon a change of control in our restricted stock unit agreements is appropriate on the basis that our named executive officers should receive the full benefit of restricted share units if the Company is sold or otherwise comes under the control of an outside party.

Please refer to the “Estimated Payments Upon Termination Without Cause or Related to a Change in Control” section of this proxy statement on page 43 for information regarding potential payments and benefits, if any, that each named executive officer is entitled to receive under his employment agreement or outstanding and unvested restricted stock unit awards.

Retirement and Welfare Benefits

We make available to each of our named executive officers certain benefits that are generally available to all salaried employees, including medical, dental, vision, life, accidental death and dismemberment, travel accident and short and long-term disability insurance. All of our named executive officers are entitled to participate in the Company’s 401(k) plan and its flexible spending benefit plan and to four weeks of paid vacation each year. We make these benefits available so that we can provide a competitive compensation package to our salaried employees and our named executive officers.

Perquisites

We provide our named executive officers modest perquisites, such as:

•	reimbursements for executive physicals and tax return preparation (other than for Mr. Keller), which we believe are important to the physical and financial stability of our executive team;

•

reimbursement of country club dues for each of Messrs. Glover, Willis and Robuck, which was included in each executive’s employment agreement, as approved by the bankruptcy court in the Plan of Reorganization; the Compensation Committee has decided to discontinue this practice for new hires, and as a result, neither Mr. Keller nor Mr. Pagliara receives a reimbursement for country club dues; and

•	an automobile allowance for Mr. Robuck.

The Company believes that these perquisites are reasonable in amount and provide our named executive officers with benefits comparable to those they would receive at other companies within the compensation peer group.

For more information about the perquisites provided in 2010 to each named executive officer, please refer to the “All Other Compensation” column of and the related footnotes to the “Summary Compensation Table” on page 37.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Carl Bartoli

Terence Cryan

Frank E. Williams, Jr.

SUMMARY COMPENSATION TABLE

The following table presents information regarding the compensation for 2010 for our current and former Chief Executive Officers, our Chief Financial Officer and the next three highest paid executive officers employed by us at the end of 2010. We sometimes refer to these individuals collectively as our “named executive officers”.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
David L. Keller(4) Chief Executive Officer	2010 2009	435,000 130,229	—	296,655 562,500	675,120 146,537	15,230 11,700	1,422,005 850,966

David L. Willis Chief Financial Officer	2010 2009	278,300 253,000	—	717,056 242,769	292,354 203,870	7,162 14,726	1,294,872 714,365

Dean J. Glover President of Products Division	2010 2009	306,000 306,000	—	490,653 228,402	361,998 244,174	8,533 12,772	1,167,184 791,348

Kenneth W. Robuck President of Services Division	2010 2009	321,494 307,650	—	662,733 259,214	367,789 346,846	27,479 25,656	1,379,495 939,366

Tracy D. Pagliara(5) General Counsel, Secretary, and Vice President of Business Development	2010	224,889	—	328,122	232,535	3,996	789,542

(1)	This column reflects the aggregate grant date fair value restricted stock units granted to our named executive officers in the applicable year computed in accordance with FASB ASC Topic 718. One half of the restricted stock units granted to each named executive officer vests in equal installments over four years based on continued employment through each vesting date (“time-based awards”). The other half of the restricted stock units granted to each named executive officer vests in four equal installments over four years, with the vesting of each installment subject to both continued employment and satisfaction of the EBITDA performance condition for the relevant year (“performance-based awards”). For the performance-based awards, we establish performance targets on an annual basis and, therefore, for purposes of reporting the value of grants made to our named executive officers in accordance with applicable SEC rules, we consider each installment of these performance-based restricted stock units to be the subject of a separate annual grant. Therefore, the aggregate grant date fair value of the performance-based awards costs of 25% of the performance-based award granted in each of 2010, 2009 and 2008 for the named executive officers. For a discussion of the assumptions we made in valuing the stock awards, see Note 9 – Stockholders’ Equity in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010. Additional details regarding 2010 stock awards can be found in the table “Grants of Plan-Based Awards During 2010” on page 39.

(2)	This column reflects amounts earned by our named executive officers under our annual Incentive Compensation Plan. The terms of the plan are described more fully in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 25.

(3)	The amounts in the All Other Compensation column are valued on the basis of the aggregate incremental cost to us and consist of the following compensation items: for Mr. Keller, 401(k) matching contributions of $6,839 and relocation expenses of $8,391; for Mr. Willis, tax preparation expenses of $535 and 401(k) matching contributions of $6,627; for Mr. Glover, 401(k) matching contributions of $6,839 and country club dues of $1,694; for Mr. Robuck, tax preparation expenses of $1,500, 401(k) matching contributions of $10,629, car allowance of $12,350 and country club dues of $3,000; and Mr. Pagliara, 401(k) matching contributions of $2,000 and relocation expenses of $1,996.

(4)	Mr. Keller was appointed as our President and Chief Executive Officer effective September 14, 2009.

(5)	Mr. Pagliara was appointed as our General Counsel, Secretary and Vice President of Business Development effective April 5, 2010.

Employment Agreements

The key terms of employment agreements with each of our named executive officers are set forth below.

David L. Keller’s Employment Agreement. Effective as of September 14, 2009, we entered into a three-year employment agreement with Mr. Keller, our President and Chief Executive Officer. We also agreed to use our best efforts to cause him to be elected to our Board of Directors at each stockholder meeting at which the directors are elected. By June 13, 2012, we will discuss with Mr. Keller whether we wish to mutually agree to extend his agreement for an additional year through September 13, 2013.

Pursuant to his employment agreement, Mr. Keller receives a salary of $435,000 per year and is entitled to an annual bonus opportunity under our annual Incentive Compensation Plan, with a target bonus equal to 80 percent, and a maximum bonus equal to 160 percent, of his base salary. Mr. Keller is entitled to participate in our 401(k) and flexible benefit plans and to four weeks of paid vacation per year. We also provide to Mr. Keller life, accidental death and dismemberment, short and long-term disability, travel accident insurance (but not medical or dental insurance), cover the costs of an apartment for his personal use, and reimburse his documented business expenses.

Employment Agreements with Our Other Named Executive Officers. We have entered into two-year employment agreements with all of our other named executive officers on the following dates:

•	David Willis, on January 28, 2008;

•	Dean Glover, on September 1, 2008;

•	Ken Robuck on October 1, 2007; and

•	Tracy Pagliara on March 22, 2010.

At the end of the initial or additional employment term, each agreement automatically renews for a one-year term unless we have provided the officer with at least 60-days advance written notice of termination. Pursuant to the employment agreements, we pay each named executive officer base salary and provide them an annual cash bonus opportunity. In addition, each named executive officer is entitled to participate in our 401(k), profit sharing and flexible benefit plans and to four weeks of paid vacation per year. We also provide each named executive officers with medical, dental, life, accidental death and dismemberment, travel accident and short and long-term disability insurance, cover the executive’s club dues and expenses for preparation of annual taxes, and reimburse the executive’s documented business expenses.

The employment agreements with all of our named executive officers, including Mr. Keller, also contain customary confidentiality, nonsolicitation and noncompetition covenants. The nonsolicitation and noncompetition obligations continue for twelve months after termination. The confidentiality obligations continue indefinitely.

GRANTS OF PLAN-BASED AWARDS DURING 2010

The following table presents information relating to time- and performance-based restricted stock unit (RSU) awards granted to our named executive officers in 2010 and performance-based restricted stock unit awards granted to our named executive officers and 2008 and 2009 under our 2008 Management Incentive Plan and the payout of cash awards granted under our annual Incentive Compensation Plan (all share numbers reflect our June 30, 2010, 1-for-9 reverse stock split).

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Common Shares	Grant Date Fair Value of Stock Awards (2)
Name	Grant Date	Type of Award	Threshold ($)	Target ($)	Maximum ($)	Target (#)	(#)	($)

David L. Keller
Incentive Compensation Plan	N/A	Annual Cash Award	174,000	348,000	696,000			N/A
2008 Management Incentive Plan	3/23/2010	RSUs				2,084		32,823
	3/23/2010	RSUs					8,333	131,245
	9/14/2009	RSUs				10,417		132,589
David L. Willis
Incentive Compensation Plan	N/A	Annual Cash Award	76,533	153,065	306,130			N/A
2008 Management Incentive Plan	3/23/2010	RSUs				6,945		109,376
	3/23/2010	RSUs					27,778	437,504
	2/9/2009	RSUs				8,679		113,258
	6/23/2008	RSUs				4,362		56,919
Dean J. Glover
Incentive Compensation Plan	N/A	Annual Cash Award	99,450	198,900	397,800			N/A
2008 Management Incentive Plan	3/23/2010	RSUs				4,167		65,625
	3/23/2010	RSUs					16,668	262,497
	2/9/2009	RSUs				8,101		105,708
	6/23/2008	RSUs				4,354		56,824
Kenneth W. Robuck
Incentive Compensation Plan	N/A	Annual Cash Award	104,486	208,971	417,942			N/A
2008 Management Incentive Plan	3/23/2010	RSUs				5,555		87,499
	3/23/2010	RSUs					22,224	349,997
	2/9/2009	RSUs				8,101		105,708
	6/23/2008	RSUs				9,159		119,530
Tracy D. Pagliara
Incentive Compensation Plan	N/A	Annual Cash Award	61,844	123,688	247,378			N/A
2008 Management Incentive Plan	3/23/2010	RSUs				4,167		65,624
	3/23/2010	RSUs					16,669	262,497

(1)	These columns show the dollar value of the potential payout to each named executive officer for 2010 under our annual Incentive Compensation Plan at threshold, target and maximum levels. Amounts we actually paid during 2011 for 2010 under the Incentive Compensation Plan are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 37.

(2)

These amounts reflect the aggregate grant date fair value of restricted stock unit awards computed in accordance with FASB ASC Topic 718. The awards of performance-based restricted stock units (reflected in the column captioned “Estimated Future Payouts Under Equity Incentive Plan Awards – Target”) provide only for a single estimated payout. If the target level of performance is not achieved, there is no payout. If the target level of performance is achieved, the estimated issuance is equal to the Grant Date Fair Value of Stock Awards shown in this column, and only that amount, even if performance is far better than target. Therefore, the values of the performance-based restricted stock units included in this column represent the grant date fair value at both “target” and “maximum”. For a discussion of the assumptions we made in valuing the stock awards, see Note 9 – Stockholders’ Equity in the notes to our consolidated financial statements contained in our Annual Report on Form 10-K.

Stock Awards

We grant restricted stock units to our named executive officers pursuant to our 2008 Management Incentive Plan. One half of the restricted stock units granted to each named executive officer vests in equal installments over four years based on continued employment through each vesting date. The other half of the restricted stock units granted to each named executive officer vests in four equal installments over four years, with the vesting of each installment subject to both continued employment and satisfaction of the EBITDA performance condition for the relevant year. For this second half of the restricted stock units, we establish performance targets on an annual basis and, therefore, for purposes of reporting the value of grants made to our named executive officers in accordance with applicable SEC rules, we consider each installment of these performance-based restricted stock units to be the subject of a separate annual grant. For detail on the performance targets applicable to the restricted stock units granted to our named executive officers in 2010, see “Long-Term Incentive Compensation” in the Compensation Discussion and Analysis section of this proxy statement.

Cash Incentive Awards

We provide an annual cash incentive opportunity to our named executive officers under our annual Incentive Compensation Plan. The purpose of our Incentive Compensation Plan is to motivate employees to increase the value of the Company. Cash incentive awards under the plan for each year are calculated based on our designated business units’ actual financial performance, per our audited internal financial statements, as compared to threshold, target and maximum performance hurdle levels for EBITDA, as determined for that year by our Compensation Committee. The total amount available for payout as a bonus to any named executive officer is purely a function of performance of the designated business units against EBITDA targets. A portion of this total amount available is paid to the named executive officer based on the level of EBITDA achieved, without reference to individual performance. A further portion of the total amount available is paid to the named executive officer based upon the extent to which the Compensation Committee determines the executive’s personal goals and/or financial measures relevant to the executive have been achieved. In general, a named executive officer is required to be employed on the payout date (typically in March of the following year), to receive payment of a bonus under the Incentive Compensation Plan. For detail on the cash incentive opportunities available to each of our named executive officers during 2010, see “Annual Incentive Compensation” in the Compensation Discussion and Analysis section of this proxy statement.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

The following table sets forth information regarding each unexercised option and all unvested stock held by each of our named executive officers as of December 31, 2010. The following table shows outstanding equity awards for each of our named executive officers who were employed by us at December 31, 2010 (all share numbers reflect our June 30, 2010, 1-for-9 reverse stock split).

Name	Type of Award	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested(#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($)(1)
David L. Keller
2008 Management Incentive Plan (3)	RSUs	39,585	918,372	39,585	918,326
Total		39,585	918,372	39,585	918,326

David L. Willis
2008 Management Incentive Plan (3)	RSUs	62,540	1,450,928	62,540	1,450,858
Total		62,540	1,450,928	62,540	1,450,858

Dean J. Glover
Management Incentive Co-Investment Plan(4)	Incentive Shares	8,544	198,221	—	—
2008 Management Incentive Plan (3)	RSUs	41,579	964,633	41,579	964,633
Total		50,123	1,162,854	41,579	964,633

Kenneth W. Robuck
Management Incentive Co-Investment Plan(4)	Incentive Shares	8,544	198,221	—	—
2008 Management Incentive Plan (3)	RSUs	64,845	1,504,404	64,842	1,504,404
Total		73,389	1,702,625	64,842	1,504,404

Tracy D. Pagliara
2008 Management Incentive Plan (3)	RSUs	16,669	386,721	16,667	386,721
Total		16,669	386,721	16,667	386,721

(1)	The market value of the time-vesting shares and restricted stock units reported in this column is computed by multiplying the closing market price of our Common Stock on the last trading day of 2010 by the number of shares and units held by each named executive officer.

(2)	Our awards of performance-based restricted stock units provide only for a single issuance, which is reported in this column.

(3)	Restricted stock units were granted under our 2008 Management Incentive Plan in 2008, 2009 and 2010. See “Stock Awards” above for information regarding the vesting of the restricted stock units. The following table shows the vesting schedules for the unvested incentive shares and restricted stock units outstanding as of December 31, 2010 (all share numbers reflect our June 30, 2010, 1-for-9 reverse stock split).

(4)	Incentive shares were granted under our Management Incentive Co-Investment Plan on January 22, 2008 and will cliff vest on the third anniversary of the grant date if the holder of those shares remains in our employ through that third anniversary.

Vesting Schedule for Unvested Incentive Shares and Restricted Stock Units

		Vesting Schedule (#)
Name	Type of Award	January 22, 2011	March 31, 2011	March 31, 2012	March 31, 2013	March 31, 2014
David L. Keller	RSUs	—	25,000	25,000	25,000	4,166
David L. Willis	RSUs	—	39,970	39,970	31,247	13,887
Dean J. Glover	Incentive Shares	8,544	—	—	—	—
	RSUs	—	33,243	33,243	24,534	8,334
Kenneth W. Robuck	Incentive Shares	8,544	—	—	—	—
	RSUs	—	45,630	45,630	27,312	11,112
Tracy D. Pagliara	RSUs	—	8,333	8,333	8,333	8,335

2010 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning option exercises by our named executive officers, and the vesting of restricted stock held by our named executive officers, during 2010:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David L. Keller	—	—	20,833	305,412
David L. Willis	—	—	26,081	382,347
Dean J. Glover	—	—	24,909	365,166
Kenneth W. Robuck	—	—	34,519	506,049
Tracy D. Pagliara	—	—	—	—

(1)	The value realized on the exercise of stock options is based on the difference between the exercise price and the Nasdaq closing price of the Common Stock on the date of exercise (for cash exercises) and the difference between the exercise price and the price of the Common Stock sold (for same day sales transactions).

(2)	Based on the NASDAQ closing price of the Common Stock on the vesting date.

ESTIMATED PAYMENTS UPON TERMINATION WITHOUT CAUSE

OR RELATED TO A CHANGE IN CONTROL

The table below reflects the potential payments and benefits to which each named executive officer would be entitled as a consequence of the involuntary termination of his or her employment, or resignation with good reason, generally and in connection with a change in control, as discussed in above under “Compensation Discussion and Analysis – Severance Protections” and discussed below.

David L. Keller’s Employment Agreement. Mr. Keller’s employment agreement provides that upon the termination of his employment by us for cause, by him without good reason or upon expiration of the term, he would only receive his unpaid base salary through the termination date. Upon the termination of his employment by us without cause or by him for good reason, Mr. Keller would be entitled to severance payments, including his base salary and continuing insurance coverage through the termination date, any unpaid annual bonus with respect to the immediately preceding calendar year, a pro rata annual bonus (if his employment is terminated not earlier than three months after the beginning of the bonus plan year) based on our actual financial results for the entire bonus year and his individual performance during the part of the bonus year ending on the termination date, and, subject to execution or waiver of a release, a continuation of his base salary through the earlier of the end of the then-current term or the first anniversary of the termination date.

The terms “cause” and “good reason” are each defined in Mr. Keller’s employment agreement. “Cause” means (1) consistent failure to perform his duties and responsibilities, (2) a material breach of confidentiality or noncompetition covenants, (3) a material breach of any other provision of the employment agreement, which breach is not cured within 30 days of notice, (4) commission of a felony or any crime involving theft, dishonesty or moral turpitude, (5) commission of one or more acts or omissions that are willful and deliberate and taken or omitted with intent to injure our business, operations, financial condition or reputation, (6) disregard of directives of our Board of Directors, (7) drunkenness or use of drugs that interferes with the performance of duties under the employment agreement, or (8) any action to secure any personal profit in connection with our business without first obtaining the unanimous consent of our Board of Directors other than the executive. “Good reason” means (1) a material diminution of duties and responsibilities or (2) a material breach of our obligations under the employment agreement, in each case subject to notice requirements and cure provisions.

Under his employment agreement, if Mr. Keller’s employment were terminated by death or disability, he would receive his base salary through the termination date, any unpaid annual bonus with respect to the immediately preceding calendar year, and a pro rata amount of his annual bonus (if the termination date is at least three months after the beginning of the bonus plan year). In the case of termination for disability, Mr. Keller would also receive the difference between his base salary and monthly benefits under our Company-sponsored short-term disability insurance for a period of up to six months.

Employment Agreements with Our Other Named Executive Officers. The employment agreements with each of our other named executive officers provide that upon the termination of the officer’s employment by us with cause or by the officer without good reason, the officer would be entitled to receive all previously earned and accrued but unpaid base salary and vacation time up to the termination date, but not any accrued but unpaid bonus as of the termination date. Upon the termination of employment by us without cause or by an officer for good reason, the officer would receive all previously earned and accrued but unpaid base salary and vacation time up to the termination date. If the officer executed a general release, he would also be entitled to severance payments, payable within 60 days of the termination date, equal to the sum of any unpaid bonus earned during any bonus year that ended before the termination date, a pro rata target bonus for the year in which the termination occurs (based on the number of days in the year before the termination date), one year’s base salary, the cost of medical, dental, life and travel accident insurance for twelve months, and the cost of club dues for three months.

The terms “cause” and “good reason” are each defined in each employment agreement. “Cause” means (1) a material breach of confidentiality, noncompetition or nonsolicitation covenants, (2) commission of a felony or any crime involving theft, dishonesty or moral turpitude, (3) commission of one or more acts or omissions that are willful and deliberate acts intended to harm or injure our business, operations, financial condition or reputation, (4) disregard of the directives of our Board of Directors, (5) drunkenness or use of drugs that interferes with the performance of duties under the employment agreement, or (6) any attempt to secure any personal profit in connection with our business without prior written approval by unanimous consent of our Board of Directors.

“Good reason” means (1) a material reduction in the annual base salary, employee benefits or percentage participation in our annual Incentive Compensation Plan, (2) subject to limited exceptions, a material modification to our annual Incentive Compensation Plan that materially and adversely affects the determination of the officer’s bonus, (3) a requirement to be based at any office or location more than 50 miles from Tulsa, Oklahoma (Tucker, Georgia, in the case of Mr. Robuck), or (4) a removal of the officer from the position specified in his employment agreement by action of the Board of Directors without cause and without the officer’s consent.

Under these employment agreements, upon the termination of employment due to death or disability, a named executive officer would receive all previously earned and accrued but unpaid base salary and vacation time up to the termination date or date of death, a pro rata bonus earned by the officer during the year in which the termination occurs (based on the number of days in the year before the termination date) and any unpaid bonus earned by the officer during any year that ended before the termination date or date. In the case of termination for disability, the officer would also receive the difference between the officer’s base salary and monthly benefits under our Company-sponsored short-term disability insurance for a period of up to six months.

The table below reflects the amount of incremental compensation to which each named executive officer would be entitled as a consequence of the involuntary termination of his or her employment, or resignation with good reason, generally, and in connection with a change in control. The amounts shown in the table below assume that such termination or change in control was effective as of December 31, 2010 and that the price of our Common Stock upon which certain of the calculations are made was the closing price of $23.20 per share on that date. Accordingly, the computation of these amounts requires us to make certain estimates that are further described above under “Compensation Discussion and Analysis – Severance Protections” and above. Some of these amounts are payable pursuant to the terms of the employment agreement while others arise from the terms of the applicable grant and/or benefit plan. Those amounts payable pursuant to the agreement generally require the executive to sign a general release and to comply with certain contractual terms including those related to noncompetition, nonsolicitation and non-disparagement. In addition to the incremental compensation set forth in the table below, upon any termination of employment, our named executive officers may be entitled to benefits generally available to salaried employees, including distributions under the Company’s 401(k) plan, as well as health care benefits and accrued vacation pay.

Because the incremental amount of payments to be made depends on several factors, the actual amounts to be paid out upon termination of employment or a change in control can only be determined at the time of the event. None of the payments set forth below would be grossed-up for taxes. The estimated payments upon termination and change in control are as follows:

Event(1)(2)	David L. Keller	David L. Willis	Dean J. Glover	Kenneth W. Robuck	Tracy D. Pagliara
Disability(3)
Annual Bonus	$675,120	$292,354	$361,998	$367,789	$232,535
Disability Benefit	217,500	139,150	153,000	160,747	112,445
Accelerated Vesting of Restricted Stock Units	580,000	927,298	771,226	1,058,622	193,331
Accelerated Vesting of Incentive Shares	—	—	198,221	198,221	—
Total:	1,472,620	1,358,802	1,484,445	1,785,379	583,311
Death(4)
Annual Bonus	675,120	292,354	361,998	367,789	232,535
Accelerated Vesting of Restricted Stock Units	580,000	927,298	771,226	1,058,622	193,311
Accelerated Vesting of Incentive Shares	—	—	198,221	198,211	—
Total:	1,255,120	1,219,652	1,331,445	1,624,632	425,866
Termination Without Cause(5)
Salary	435,000	278,300	306,000	321,494	224,889
Annual Bonus	348,000	153,065	198,900	208,971	123,689
Accelerated Vesting of Restricted Stock Units	580,000	2,901,740	2,304,966	3,480,951	193,331
Accelerated Vesting of Incentive Shares	—	—	198,221	198,221	—
Total:	1,363,000	3,333,105	3,008,087	4,209,637	541,909
Termination for Good Reason(6)
Salary	435,000	278,300	306,000	321,494	224,889
Annual Bonus	—	153,065	198,900	208,971	123,689
Accelerated Vesting of Restricted Stock Units	580,000	2,901,740	2,304,966	3,480,951	193,331
Accelerated Vesting of Incentive Shares	—	—	198,221	198,221	—
Total:	1,051,000	3,333,105	3,008,087	4,209,637	541,909
Retirement(7)
Accelerated Vesting of Incentive Shares	—	—	198,221	198,221	—
Total:	—	—	198,221	198,221	—
Change in Control(8)
Accelerated Vesting of Restricted Stock Units	1,836,669	2,901,740	2,304,966	3,480,951	773,326
Accelerated Vesting of Incentive Shares	—	—	198,221	198,221	—
Total:	$1,836,669	$2,901,740	$2,503,187	$3,679,172	$773,326

(1)	No named executive officer would be entitled to any severance payments if we terminated him for cause or he terminated his employment with us without good reason.

(2)	Amounts shown for the accelerated vesting of restricted stock units and Incentive Shares are based on the December 31, 2010 per share closing price of our Common Stock.

(3)

If terminated due to disability, each named executive officer is entitled, pursuant to his employment agreement, to receive, by March 15 of the year following termination, a pro rata portion of the full-year bonus that would have been earned by him had he remained in our employ through the regular time for payment of that full-year bonus. The amount shown in the table for each named executive officer assumes a December 31, 2010 termination and therefore is equal to 100 percent of the full-year bonus earned for 2010. Upon termination due to disability, each named executive officer would also be entitled to receive, pursuant to his employment agreement, monthly payments equal to the difference between his base salary and the monthly benefit payable to him under Company-sponsored short-term disability insurance for six months following termination. In Mr. Keller’s case, assuming a termination on December 31, 2010, the last four of these six payments (all of which would otherwise be made after March 15, 2011) would be paid in a single lump sum by not later than March 15, 2011. If terminated due to disability, each named executive officer is also entitled to pro rata vesting with respect to those restricted stock units that would otherwise vest on the following March 31 if the executive remained in our employ through that date (taking into account, as to one half of those restricted stock units, whether or not we achieved the EBITDA target for the year in which the termination occurred). The amount shown in the table for each named executive officer assumes a December 31, 2010 termination and therefore is equal to 100 percent of the value of the full-year’s restricted stock units that would otherwise have vested if the executive had remained in our employ through March 31, 2011 (which takes into account, as to one half of those restricted stock units, that we did achieve the EBITDA target for 2010). Upon any termination for disability, all Incentive Shares held by a named executive officer vest in full (these Incentive Shares would otherwise vest in full on January 22, 2011 if the executive remained in our employ through that date).

(4)	Upon termination of employment by reason of death, a named executive officer’s personal representative is entitled to the same pro rata bonus, pro rata vesting of restricted stock units, and full vesting of incentive shares that the named executive officer would be entitled to upon termination by reason of disability. Accordingly, the values shown for bonus, restricted stock units, and Incentive Shares upon termination for death are identical to those shown for those items upon termination for disability.

(5)	Upon termination by us without cause, Mr. Keller would be entitled to any earned but unpaid bonus from a prior year, a pro rata bonus for the year of termination (but only if the termination occurs at least three full months after the beginning of the bonus year) to be based on our Company and his personal performance and to be paid at the same time as the full-year bonus would have been paid if Mr. Keller had continued in our employ through March 15 of the following year (but not later than that March 15), and continuation of base salary through the earlier of the then-current term or the first anniversary of the termination date. Upon termination by us without cause, Mr. Pagliara would be entitled to any earned but unpaid bonus from a prior year, a pro rata bonus for the year of termination (but only if the termination occurs at least three full months after the beginning of the bonus year) to be based on our Company and his personal performance and to be paid at the same time as the full-year bonus would have been paid if Mr. Pagliara had continued in our employ through March 15 of the following year (but not later than that March 15), and continuation of base salary through the first anniversary of the termination date. Upon termination by us without cause, each named executive officer other than Messrs. Keller and Pagliara would be entitled to be paid, within 60 days of the termination date, an amount equal to the sum of any earned but unpaid bonus from a prior year, a pro rata bonus for the year of termination determined at target bonus levels and a full year’s base salary. We would be relieved of our obligation to pay this aggregated amount to any named executive officer (including Messrs. Keller and Pagliara) who was terminated by us without cause if the officer failed to execute a general release of all claims in our favor. If terminated by us without cause, each named executive officer (including Messrs. Keller and Pagliara) would also be entitled to pro rata vesting with respect to those restricted stock units that would otherwise vest on the following March 31 if the executive remained in our employ through that date (taking into account, as to one half of those restricted stock units, whether or not we achieved the EBITDA target for the year in which the termination occurred). The amount shown in the table for each named executive officer assumes a December 31, 2010 termination and therefore is equal to 100 percent of the value of the full-year’s restricted stock units that would otherwise have vested if the executive had remained in our employ through March 31, 2011 (which takes into account, as to one half of those restricted stock units, that we did achieve the EBITDA target for 2010). Upon any termination of a named executive officer by us without cause, all Incentive Shares held by the officer vest in full (these incentive shares would otherwise vest in full on January 22, 2011 if the executive remained in our employ through that date).

(6)	If any of our named executive officers terminated his employment with us for good reason, he would be entitled to the same severance benefits as upon his termination by us without cause, except that the officer’s (other than Mr. Keller’s and Mr. Pagliara’s) restricted stock units would vest in full. If Mr. Keller or Mr. Pagliara terminated his employment with us for good reason, his restricted stock units would vest in the same proportion as upon his termination by us without cause.

(7)	Our Management Incentive Co-Investment Plan provides for immediate vesting of all Incentive Shares held by our named executive officers upon their retirement.

(8)	Upon a change in control, all restricted stock units and Incentive Shares held by a named executive officer that had not previously vested would fully vest.

PROPOSAL NO. 4

ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), our stockholders are entitled to vote at the Annual Meeting to approve the compensation of our named executive officers, as disclosed in this proxy statement. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors.

Since Global Power emerged from bankruptcy in January 2008, we have followed a compensation policy that has had the objectives of attracting and retaining talented individuals, motivating our executive team to achieve the Company’s goals and objectives, and aligning the interests of our executives with those of our stockholders. As described in detail in “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation programs have sought to reward our named executive officers by providing base compensation that is competitive within our industry, upon the achievement of specific annual earnings goals, and upon the achievement of specific long-term financial, strategic and corporate objectives. As a result of these programs, we have been able to retain highly capable individuals in key Company positions, and retain others whose work is critical to the continued growth and success of our business. At the same time, we believe our programs do not encourage excessive risk-taking by management. The Board of Directors believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For these reasons, the Board of Directors recommends that stockholders approve the compensation of the Company’s executive officers as described in this proxy statement by approving the following advisory resolution:

RESOLVED, that the stockholders of Global Power Equipment Group Inc. (the “Company”) approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Company’s 2011 proxy statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation section of the 2011 proxy statement).

Required Vote

The advisory vote regarding the compensation of the named executive officers described in this Proposal 4 will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be counted as either votes cast for or against this Proposal.

Because this vote is advisory, it will not be binding upon the Board of Directors. However, our Board values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when as it deems appropriate when making determinations regarding executive compensation.

If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement and described in this Proposal 4.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the approval of the Company’s executive compensation.

PROPOSAL 5 – ADVISORY VOTE ON THE FREQUENCY OF

AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 4 included in this proxy statement. By voting on this Proposal 5, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company, and therefore our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker non-votes will therefore have no effect on such vote.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, our Board values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when considering how frequently we should conduct an advisory vote on the compensation of our named executive officers as it deems appropriate.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the option of every year as the frequency with which stockholders are provided an advisory vote on executive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Equity Compensation Plan Table

As of December 31, 2010

The following table provides information as of December 31, 2010 with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans, plus certain non-stockholder approved plans.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(3)
Equity compensation plans approved by security holders (1)	1,039,396	—	—
Equity compensation plans not approved by security holders (2)	N/A	N/A	263,268
Total	1,039,396	N/A	263,268

(1)	This column represents the number of shares of our Common Stock that may be issued in connection with the conversion of restricted stock units granted under our 2008 Management Incentive Plan. The shares subject to outstanding awards under that plan can be forfeited and therefore can again become available for issuance under the plan.

(2)	The weighted-average exercise price is not applicable because restricted stock units have no exercise price.

(3)	This column includes 191,652 shares of our Common Stock that are available for future awards under our 2008 Management Incentive Plan and 88,441 shares of our Common Stock that are available for future awards under our 2008 Director’s Equity Incentive Plan.

Security Ownership of Certain Beneficial Owners and Management

Except as indicated otherwise, the following table sets forth certain information, as of April 1, 2011, regarding the beneficial ownership of our Common Stock by holders of greater than five percent of our Common Stock that have filed ownership reports with the SEC, each of our current directors, each of our executive officers named in the Summary Compensation Table, and all of our directors and executive officers as a group. (All of the share and per share numbers in this proxy statement reflect the effect of the 1-for-9 reverse stock split of all of our outstanding shares of Common Stock that was effective June 30, 2010.)

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares (#)	Percentage of Class (%)(1)

Greater than Five Percent Holders:
NSB Advisors LLC(2)	3,067,428	19.2%
Zesiger Capital Group LLC(3)	1,717,131	10.8%
PPM America Private Equity Fund LP(4)	1,647,262	10.3%
Carl Marks Management(5)	894,996	5.6%
Directors:
Carl Bartoli(6)	10,110	*
Terence J. Cryan(6)	10,110	*
Eugene I. Davis(6)	10,110	*
Charles Macaluso(6)	10,110	*
Frank E. Williams, Jr.(7)	23,721	*
Named Executive Officers:
David L. Keller(8)	37,848	*
David L. Willis(9)	57,908	*
Dean J. Glover(10)	93,378	*
Kenneth W. Robuck(11)	98,977	*
Tracy D. Pagliara(12)	5,672	*
Directors and executive officers as a group (11 persons)(13):	487,971	3.1%

*	Less than 1%.

(1)	As reported by such persons as of April 1, 2011 and including, in the case of our executive officers, restricted share units which are treated for purposes of this table on an as-converted basis. Percentages are based on 15,964,727 shares of our Common Stock issued and outstanding, except as indicated otherwise and except where the person has the right to acquire shares within the next 60 days, which increases the number of shares beneficially owned by such person and the number of shares outstanding for determining that person’s percentage of ownership. We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated in the footnotes to this table, each stockholder named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by that stockholder. We have omitted percentages of less than 1% from the table.

(2)	The shares listed were reported on Schedule 13G, filed with the SEC on January 10, 2011, with respect to holdings as of December 31, 2009. NSB Advisors LLC (“NSB”) has sole dispositive power of the shares. The mailing address of NSB is 901 South Bond Street, Suite 400, Baltimore, Maryland 21231.

(3)

The shares listed were reported on Schedule 13G/A, filed with the SEC on March 16, 2011 with respect to holdings as of December 31, 2010. Public Employee Retirement System of Idaho (“PERSI”) has given its investment manager Zesiger Capital Group LLC (“ZCG”) sole power to dispose and vote its shares. Since PERSI can rescind the advisory contract with ZCG within 60 days notice, PERSI would at that time have sole dispositive and voting power with respect to the shares. ZCG disclaims beneficial ownership as such securities are held in discretionary accounts that it manages. ZCG has sole dispositive power over these shares. The mailing address of ZCG is 460 Pak Avenue, 22nd Floor, New York, New York 10022. The mailing address of PERSI is 607 N. 8th, Boise, Idaho 83702.

(4)	The shares listed were reported on Schedule 13G, filed with the SEC on January 4, 2011 with respect to holdings as of December 31, 2010 and Forms 4 filed on March 30, 2011 and April 1, 2011 with respect to holdings as of March 28, 2011 and March 30, 2011, respectively. The shares are owned directly by PPM America Private Equity Fund LP (the “Fund”), which has shared investment and dispositive power. The shares may be deemed to be owned directly by PPM America Capital Partners, LLC (“PPM CP”), the general partner of the Fund. The Fund also holds a warrant for 380,948 shares of our Common stock issuable upon exercise thereof. The mailing address of the Fund and PPM CP is 225 West Wacker Drive, Suite 1200 Chicago, IL 60606.

(5)

The shares listed were reported on Schedule 13G, filed with the SEC on September 21, 2010 with respect to holdings as of September 16, 2010. The Schedule 13G was filed jointly by (i) Carl Marks Management Company, LLC, a Delaware limited liability company (“CMMC”), registered investment adviser and investment adviser to (a) Carl Marks Strategic Investments, L.P., a Delaware limited partnership and private investment partnership that is the owner of 312,207 shares of the Company’s stock (“CMSI”), and (b) Carl Marks Strategic Opportunities Fund, L.P., a Delaware limited partnership and private investment partnership that is the owner of 582,788 shares of the Company’s stock (“CMSO”), and (ii) each of the three individual managing members of CMMC, Messrs. Andrew M. Boas, Robert C. Ruocco and James Forbes Wilson. The shares owned by CMSI and CMSO may be deemed to be beneficially owned (x) indirectly by CMMC as the investment adviser to CMSI and CMSO, (y) indirectly by Carl Mark GP, LLC, as the general partner of CMSO, and (z) indirectly, on a shared basis, by the managing members of CMMC, the investment advisor to CMSI and CMSO, who share the power to direct the vote or disposition of securities. The mailing address of the filers is 900 Third Avenue, 33rd Floor, New York, New York 10022-4775.

(6)	The 10,110 shares listed for each of our non-employee directors (other than Mr. Williams who joined our Board of Directors on October 13, 2009) were received as grants of restricted stock under our 2008 Directors’ Equity Incentive Plan. The 23,721 shares held by Mr. Williams include 868 shares received as a grant of restricted stock under our 2008 Directors’ Equity Incentive Plan and 22,853 shares of our Common Stock that he has personally acquired, 9,362 of which shares are held by Williams Family L.P. with regard to which he has sole voting and shared investment power.

(7)	All of the shares beneficially owned by Mr. Williams are held in a margin account and either are or could be pledged as security for certain margin account transactions.

(8)	Mr. Keller is our President and Chief Executive Officer. He also serves on our Board of Directors. His beneficial ownership consist of shares of our Common Stock received upon the vesting of restricted stock units.

(9)	Mr. Willis is our Chief Financial Officer. His beneficial ownership consists of shares of our Common Stock received upon the vesting of restricted stock units.

(10)	Mr. Glover is our Senior Vice President and President of Products Division. His beneficial ownership includes 66,862 shares of our Common Stock received upon the vesting of restricted stock units, 885 registered shares converted as part of our emergence from bankruptcy, and 17,087 purchased shares and 8,544 incentive shares issued under our Management Co-Investment Incentive Plan.

(11)	Mr. Robuck is our Senior Vice President and President of Services Division. His beneficial ownership includes 87,268 shares of our Common Stock received upon the vesting of restricted stock units, 885 registered shares converted as part of our emergence from bankruptcy, and 17,087 purchased shares and 8,544 incentive shares issued under our Management Co-Investment Incentive Plan.

(12)	Mr. Pagliara is our General Counsel, Secretary and Vice President of Business Development. His beneficial ownership consists of 8,335 shares of our Common Stock received upon the vesting of restricted stock units.

(13)	Represents beneficial ownership of our Common Stock held by our directors and executive officers as a group as of April 1, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers, directors and persons who own beneficially more than 10% percent of the Company’s outstanding Common Stock, file reports of ownership and changes in ownership and furnish the Company with copies of all Section 16(a) reports so filed. Based solely on a review of these reports filed with the SEC and certain written representations furnished to the Company, the Company believes that its executive officers and directors complied with all applicable Section 16(a) filing requirements during 2010.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter that the Board of Directors has adopted. The Audit Committee reviews the charter. The charter is available under the heading “Corporate Governance” in the Investor Relations section our website at http://www.globalpower.com/.

The Board of Directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of our Company. The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities by overseeing our accounting and financial reporting processes, the audits of our consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as our independent auditor, and the performance of our internal auditors.

The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control. Our independent registered public accounting firm, BDO USA, LLP, is responsible for performing an independent audit of the consolidated financial statements and for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. Our independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of our internal control over financial reporting beginning with the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

During 2010, the Audit Committee fulfilled its duties and responsibilities generally as outlined in the charter. The Audit Committee held four (4) meetings in 2010. Specifically, the Committee, among other actions:

•

reviewed and discussed our audited consolidated financial statements of our Company for the years ended December 31, 2009 and 2010 (which we refer to as the “Financial Statements”) as well as interim reporting periods ended March 31, 2010, June 30, 2010 and September 30, 2010 with management and BDO USA, LLP, our independent registered public accounting firm;

•

discussed with management and BDO USA, LLP all the matters required by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board, or “PCAOB,” in Rule 3200T, which include among other items, matters related to the conduct of the audit of the consolidated financial statements; and

•

received from BDO USA, LLP the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence (which relates to the auditor’s independence from our Company and its related entities), and has discussed BDO USA, LLP’s independence with us.

The Audit Committee has relied on management’s representation that the Financial Statements have been prepared in conformity with generally accepted accounting principles and on the opinion of BDO USA, LLP included in their report on the Financial Statements. Based upon the aforementioned review, discussions and representations of BDO USA, LLP, and the unqualified audit opinion presented by BDO USA, LLP on the Financial Statements, the Audit Committee recommended to the Board of Directors that the Financial Statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Submitted by the following members of the Audit Committee:

Eugene I. Davis
Charles Macaluso
Frank E. Williams, Jr.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval of Related Party Transactions

The Board of Directors has adopted a formal written policy governing the review and approval of related person transactions, which is posted under the heading “Corporate Governance” of the Investor Relations section of our website at http://www.globalpower.com/. For purposes of this policy, consistent with the Nasdaq rules, the terms “related person” and “transaction” are as defined in Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended. The policy provides that each director, director nominee and executive officer shall promptly notify the Corporate Secretary of any transaction involving the Company and a related person. Such transaction will be presented to and reviewed by the Audit Committee for approval, ratification or such other action as may be appropriate. On an annual basis, the Audit Committee reviews any previously approved related party transaction that is continuing, as well as any related party transaction disclosed in response to our annual directors’ and officers’ questionnaire. The policy itself is annually reviewed and was last reviewed in November 2010.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2010 were Messrs. Bartoli, Cryan and Williams. None of Messrs. Bartoli, Cryan and Williams was at any time an officer or employee of the Company. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

OTHER INFORMATION

Annual Report

The Company will mail without charge, upon written request from any stockholder, a copy of our Annual Report on Form 10-K for the year ended December 31, 2010, including the financial statements, schedules and list of exhibits. Requests should be sent to Global Power Equipment Group Inc., 5199 N. Mingo Road, Tulsa, Oklahoma 74117, Attn: Investor Relations.

Delivery of Documents to Stockholders Sharing an Address

A number of brokers with account holders who are stockholders of the Company will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct a written request to Global Power Equipment Group Inc., 5199 N. Mingo Road, Tulsa, Oklahoma 74117, Attn: Secretary, or contact our Corporate Secretary by telephone at (408) 220-2200 or by email at CorporateSecretary@GlobalPower.com. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Stockholder Proposals For 2012 Annual Meeting

In order to be included in the Company’s proxy materials for the 2012 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by the Company at 5199 N. Mingo Rd., Tulsa, Oklahoma 74117 by no earlier than January 20, 2012 and no later than February 19, 2012, and otherwise comply with all requirements of the SEC for stockholder proposals.

In addition, the Company’s bylaws provide that any stockholder who desires to nominate a person for election as a director or bring a proposal before an annual meeting must give timely written notice of such nomination or proposal to the Company’s Secretary. To be timely, the notice must be delivered to the above address not less than 90 nor more than 120 calendar days prior to the anniversary of the preceding year’s annual meeting. If the annual meeting date is advanced more than 30 days, or delayed by more than 30 days from the anniversary date of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be so delivered not later than the close of business on the 90th day prior to the annual meeting and the 10th day following the day on which notice of the date of such annual meeting is first given to the stockholders, and not earlier than the 120th day prior to such annual meeting. For our annual meeting to be held in 2012, a notice recommending a director candidate must be received no earlier than January 20, 2012 and no later than February 19, 2012.

Any such stockholder’s notice shall set forth:

•

as to each person whom the stockholder proposed to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•

as to any other proposal, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

•	the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, and

•	the class and number of shares of the Company’s Common Stock that are owned beneficially and of record by such stockholder and such beneficial owner.

A copy of the Company’s bylaws is available upon request from the Company’s Secretary and is available under the heading “Corporate Governance” of the Investor Relations section of our website at http://www.globalpower.com/.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

THE BOARD OF DIRECTORS

Tulsa, Oklahoma

April 7, 2011

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy to Tracy Pagliara or vote by telephone or the internet by following the instructions on the proxy. You may revoke your proxy or your vote by telephone or the internet at any time prior to the Annual Meeting. If you are the record holder of the shares and attend the Annual Meeting, you may change your proxy vote automatically by voting in person at the meeting.

Thank you for your attention to this matter. Your prompt response will greatly facilitate arrangements for the Annual Meeting.

Annex A

GLOBAL POWER EQUIPMENT GROUP INC.

2011 EQUITY INCENTIVE PLAN

1. Establishment, Purpose, Duration.

a. Establishment. Global Power Equipment Group Inc. (the “Company”), hereby establishes an equity compensation plan to be known as the Global Power Equipment Group Inc. 2011 Equity Incentive Plan (the “Plan”). The Plan is effective as of January 24, 2011 (the “Effective Date”), subject to the approval of the Plan by the stockholders of the Company (the date of such stockholder approval being the “Approval Date”). Definitions of capitalized terms used in the Plan are contained in Section 2 of the Plan.

b. Purpose. The purpose of the Plan is to attract and retain Directors, officers and other key employees of the Company and its Subsidiaries and to provide to such persons incentives and rewards for superior performance.

c. Duration. No Award may be granted under the Plan after the day immediately preceding the tenth (10th) anniversary of the Effective Date, or such earlier date as the Board shall determine. The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.

d. Prior Plans. If the Company’s stockholders approve the Plan, each of the Global Power Equipment Group Inc. 2008 Management Incentive Plan (the “Management Incentive Plan”) and the Global Power Equipment Group Inc. 2008 Director’s Equity Incentive Plan (the “Director Incentive Plan”) (together with the Management Incentive Plan, the “Prior Plans”) will terminate in its entirety effective on the Approval Date; provided that all outstanding awards under the Prior Plans as of the Approval Date shall remain outstanding and shall be administered and settled in accordance with the provisions of the applicable Prior Plan.

2. Definitions. As used in the Plan, the following definitions shall apply.

“Applicable Laws” means the applicable requirements relating to the administration of equity-based compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

“Approval Date” has the meaning given such term in Section 1(a).

“Award” means a Nonqualified Stock Option, Incentive Stock Option, Stock Appreciation Right, Restricted Shares Award, Restricted Share Unit, Other Share-Based Award, or Cash-Based Award granted pursuant to the terms and conditions of the Plan.

“Award Agreement” means either: (i) an agreement, either in written or electronic format, entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under the Plan; or (ii) a statement, either in written or electronic format, issued by the Company to a Participant describing the terms and provisions of such Award, which need not be signed by the Participant.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” shall mean a cash Award granted pursuant to Section 11 of the Plan.

“Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment agreement, if any, between the Participant and the Company or Subsidiary. If the Participant is not a party to an employment agreement with the Company or a Subsidiary in which such term is defined, then unless otherwise defined in the applicable Award Agreement, “Cause” shall mean the occurrence of any one of the following as determined by the Committee: (a) the material breach by the Participant of any non-

competition, non-solicitation or confidentiality agreement between the Participant and the Company or any affiliate of the Company; (b) the commission by the Participant of a felony, or any crime involving theft, dishonesty or moral turpitude; (c) the commission by the Participant of act(s) or omission(s) which are willful and deliberate acts intended to harm or injure the business, operations, financial condition or reputation of the Company or any affiliate of the Company; (d) the Participant’s disregard of the directives of the Board or his or her supervisor; (e) the Participant’s drunkenness or use of drugs which interferes with the performance of the Participant’s duties, which drunkenness or use of drugs continues after receipt of notice to the Participant from the Company of his or her violation of this provision; or (f) any attempt by the Participant to secure any personal profit in connection with the business of the Company unless given prior written approval by unanimous consent of the Committee. The Committee may in its discretion waive or modify the provisions of this paragraph at a meeting of the Committee with respect to any individual Participant with regard to the facts and circumstances of any particular situation involving a determination under this paragraph.

“Change of Control” means the occurrence of one of the following events: (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding shares of voting stock of the Company (the “Voting Stock”); provided, however, that any acquisition by the Company or its Subsidiaries, or any employee benefit plan (or related trust) of the Company or its Subsidiaries of 50% or more of the Voting Stock shall not constitute a Change of Control; and provided, further, that any acquisition by a corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Voting Stock immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Voting Stock, shall not constitute a Change of Control; and provided, further that the acquisition of 50% or more of the Voting Stock pursuant to a transaction, the primary purpose of which was to effect an equity financing of the Company, shall not constitute a Change of Control; (b) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute a majority of the members of the Board; provided that any individual who becomes a director after the Effective Date whose election or nomination for election by the Company’s Shareholders was approved by a majority of the members of the then Incumbent Directors (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened “election contest” relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 under the Exchange Act), “tender offer” (as such term is used in Section 14(d) of the Exchange Act) or a proposed Merger (as defined below) shall be deemed to be members of the Incumbent Directors; or (c) the consummation of (i) a reorganization, merger or consolidation (any of the foregoing, a “Merger”), in each case, with respect to which the individuals and entities who were the beneficial owners of the Voting Stock immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from the Merger (the “Resulting Corporation”) as a result of the individuals’ and entities’ shareholdings in the Company immediately prior to the consummation of the Merger and without regard to any of the individual’s and entities’ shareholdings in the Resulting Corporation immediately prior to the consummation of the Merger, (ii) a complete liquidation or dissolution of the Company or (iii) the sale or other disposition of all or substantially all of the assets of the Company, excluding a sale or other disposition of assets to a Subsidiary of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or such other committee or subcommittee of the Board as may be duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. To the extent required by Applicable Laws, the Committee shall consist of two or more members of the Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act, an “outside director” within the meaning of regulations promulgated under Section 162(m) of the Code, and an “independent director” within the meaning of applicable rules of any securities exchange upon which Shares are listed.

“Company” has the meaning given such term in Section 1(a) and any successor thereto.

“Date of Grant” means the date as of which an Award is determined to be effective and designated in a resolution by the Committee and is granted pursuant to the Plan. The Date of Grant shall not be earlier than the date of the resolution and action therein by the Committee. In no event shall the Date of Grant be earlier than the Effective Date.

“Director” means any individual who is a member of the Board who is not an Employee.

“Effective Date” has the meaning given such term in Section 1(a).

“Employee” means any employee of the Company or a Subsidiary; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, the term “Employee” has the meaning given to such term in Section 3401(c) of the Code, as interpreted by the regulations thereunder and Applicable Law.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Fair Market Value” means the value of one Share on any relevant date, determined under the following rules: (a) the closing sale price per Share on that date as reported on the principal exchange on which Shares are then trading, if any, or if applicable the NASDAQ Global Select Market, or if there are no sales on that date, on the next preceding trading day during which a sale occurred; (b) if the Shares are not reported on a principal exchange or national market system, the average of the closing bid and asked prices last quoted on that date by an established quotation service for over-the-counter securities; or (c) if neither (a) nor (b) applies, (i) with respect to Stock Options, Stock Appreciation Rights and any Award of stock rights that is subject to Section 409A of the Code, the value as determined by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Section 409A of the Code, and (ii) with respect to all other Awards, the fair market value as determined by the Committee in good faith.

“Incentive Stock Option” or “ISO” means a Stock Option that is designated as an Incentive Stock Option and that is intended to meet the requirements of Section 422 of the Code.

“Nonqualified Stock Option” means a Stock Option that is not intended to meet the requirements of Section 422 of the Code or otherwise does not meet such requirements.

“Other Share-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of the Plan, granted in accordance with the terms and conditions set forth in Section 10.

“Participant” means any eligible individual as set forth in Section 5 who holds one or more outstanding Awards.

“Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code.

“Performance Objectives” means the performance objective or objectives established by the Committee pursuant to the Plan. Any Performance Objectives may relate to the performance of the Company or one or more of its Subsidiaries, divisions, departments, units, functions, partnerships, joint ventures or minority investments, product lines or products, or the performance of the individual Participant, and may include, without limitation, the Performance Objectives set forth in Section 13(b). The Performance Objectives may be made relative to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Objectives as compared to various stock market indices. Performance Objectives may be stated as a combination of the listed factors.

“Plan” means this Global Power Equipment Group Inc. 2011 Equity Incentive Plan, as amended from time to time.

“Prior Plans” has the meaning given such term in Section 1(d).

“Restricted Shares” means Shares granted or sold pursuant to Section 8 as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 8 has expired.

“Restricted Share Unit” means a grant or sale of the right to receive Shares or cash at the end of a specified restricted period made pursuant to Section 9.

“SEC” means the United States Securities and Exchange Commission.

“Share” means a share of Common Stock of the Company, $0.01 par value per share, or any security into which such Share may be changed by reason of any transaction or event of the type referred to in Section 15.

“Stock Appreciation Right” means a right granted pursuant to Section 7.

“Stock Option” means a right to purchase a Share granted to a Participant under the Plan in accordance with the terms and conditions set forth in Section 6. Stock Options may be either Incentive Stock Options or Nonqualified Stock Options.

“Subsidiary” means: (a) with respect to an Incentive Stock Option, a “subsidiary corporation” as defined under Section 424(f) of the Code; and (b) for all other purposes under the Plan, any corporation or other entity in which the Company owns, directly or indirectly, a proprietary interest of more than fifty (50%) by reason of stock ownership or otherwise.

“Ten Percent Stockholder” shall mean any Participant who owns more than 10% of the combined voting power of all classes of stock of the Company, within the meaning of Section 422 of the Code.

3. Shares Available Under the Plan.

a. Shares Available for Awards. The maximum number of Shares that may be issued or delivered pursuant to Awards under the Plan shall be 600,000, plus the number of Shares that, on the Approval Date, are available to be granted under the Prior Plans but which are not then subject to outstanding awards under the Prior Plans, all of which may be granted with respect to Incentive Stock Options. Shares issued or delivered pursuant to an Award may be authorized but unissued Shares, treasury Shares, including Shares purchased in the open market, or a combination of the foregoing. The aggregate number of Shares available for issuance or delivery under the Plan shall be subject to adjustment as provided in Section 15.

b. Share Usage. In addition to the number of Shares provided for in Section 3(a), the following Shares shall be available for Awards under the Plan: (i) Shares covered by an Award that expires or is forfeited, canceled, surrendered or otherwise terminated without the issuance of such Shares; (ii) Shares covered by an Award that is settled only in cash; (iii) Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become Employees or Directors as the result of a merger, consolidation, acquisition or other corporate transaction involving such company and the Company or any of its Affiliates (except as may be required by reason of Section 422 of the Code or the rules and regulations of any stock exchange or other trading market on which the Shares are listed); (iv) any Shares subject to outstanding awards under the Prior Plans as of the Approval Date that on or after the Approval Date are forfeited, canceled, surrendered or otherwise terminated without the issuance of such Shares; and (v) any Shares from awards exercised for or settled in vested and nonforfeitable Shares that are later returned to the Company pursuant to any compensation recoupment policy, provision or agreement. Notwithstanding the foregoing, the following Shares issued or delivered under this Plan shall not again be available for grant as described above: Shares tendered in payment of the exercise price of a Stock Option, Shares withheld by the Company or any Subsidiary to satisfy a tax withholding obligation, and Shares that are repurchased by the Company with Stock Option proceeds. Without limiting the foregoing, with respect to any Stock Appreciation Right that is settled in Shares, the full number of Shares subject to the Award shall count against the number of Shares available for Awards under the Plan regardless of the number of Shares used to settle the Stock Appreciation Right upon exercise.

c. Per Participant Limits. Subject to adjustment as provided in Section 15 of the Plan, the following limits shall apply with respect to Awards that are intended to qualify for the Performance-Based Exception: (i) the maximum aggregate number of Shares that may be subject to Stock Options or Stock Appreciation Rights granted in any calendar year to any one Participant shall be 75,000 Shares; (ii) the maximum aggregate number of Restricted Shares and Shares issuable or deliverable under Restricted Share Units and Other Share-Based Awards granted in any calendar year to any one Participant shall be 125,000 Shares; (iii) the maximum aggregate compensation that can be paid pursuant to Cash-Based Awards or Other Share-Based Awards granted in any calendar year to any one Participant shall be $2,500,000 or a number of Shares having an aggregate Fair Market Value not in excess of such amount; and (iv) the maximum dividend equivalents that may be paid in any calendar year to any one Participant shall be $250,000.

4. Administration of the Plan.

a. In General. The Plan shall be administered by the Committee. Except as otherwise provided by the Board, the Committee shall have full and final authority in its discretion to take all actions determined by the Committee to be necessary in the administration of the Plan, including, without limitation, discretion to: select Award recipients; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; grant waivers of terms, conditions, restrictions and limitations applicable to any Award, or accelerate the vesting or exercisability of any Award, in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and take such other action, not inconsistent with the terms of the Plan, as the Committee deems appropriate. To the extent permitted by Applicable Laws, the Committee may, in its discretion, delegate to one or more Directors or Employees any of the Committee’s authority under the Plan. The acts of any such delegates shall be treated hereunder as acts of the Committee with respect to any matters so delegated.

b. Determinations. The Committee shall have no obligation to treat Participants or eligible Participants uniformly, and the Committee may make determinations under the Plan selectively among Participants who receive, or Employees or Directors who are eligible to receive, Awards (whether or not such Participants or eligible Employees or Directors are similarly situated). All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, its stockholders, Directors, Employees, Participants and their estates and beneficiaries.

c. Authority of the Board. The Board may reserve to itself any or all of the authority or responsibility of the Committee under the Plan or may act as the administrator of the Plan for any and all purposes. To the extent the Board has reserved any such authority or responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4(c)) shall include the Board. To the extent that any action of the Board under the Plan conflicts with any action taken by the Committee, the action of the Board shall control.

5. Eligibility and Participation. Each Employee and Director is eligible to participate in the Plan. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees and Directors those to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by Applicable Law and the amount of each Award.

6. Stock Options. Subject to the terms and conditions of the Plan, Stock Options may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

a. Award Agreement. Each Stock Option shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Option, the number of Shares covered by the Stock Option, the conditions upon which the Stock Option shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan. The Award Agreement also shall specify whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

b. Exercise Price. The exercise price per Share of an Option shall be determined by the Committee at the time the Stock Option is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price per Share of any Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant.

c. Term. The term of an Option shall be determined by the Committee and set forth in the related Award Agreement; provided, however, that in no event shall the term of any Option exceed ten (10) years from its Date of Grant.

d. Exercisability. Stock Options shall become exercisable at such times and upon such terms and conditions as shall be determined by the Committee and set forth in the related Award Agreement. Such terms and conditions may include, without limitation, the satisfaction of (a) performance goals based on one or more Performance Objectives, and (b) time-based vesting requirements.

e. Exercise of Options. Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Option may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Option shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Company which sets forth the number of Shares with respect to which the Stock Option is to be exercised and full payment of the exercise price for such Shares. The exercise price of a Stock Option may be paid: (i) in cash or its equivalent; (ii) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate exercise price; (iii) by a cashless exercise (including by withholding Shares deliverable upon exercise and through a broker-assisted arrangement to the extent permitted by applicable law); (iv) by a combination of the methods described in clauses (i), (ii) and/or (iii); or (v) though any other method approved by the Committee in its sole discretion. As soon as practicable after receipt of the notification of exercise and full payment of the exercise price, the Company shall cause the appropriate number of Shares to be issued to the Participant.

f. Special Rules Applicable to Incentive Stock Options. Notwithstanding any other provision in the Plan to the contrary:

(i) Incentive Stock Options may be granted only to Employees of the Company and its Subsidiaries. The terms and conditions of Incentive Stock Options shall be subject to and comply with the requirements of Section 422 of the Code.

(ii) To the extent that the aggregate Fair Market Value of the Shares (determined as of the Date of Grant) with respect to which an Incentive Stock Option is exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) is greater than $100,000 (or such other amount specified in Section 422 of the Code), as calculated under Section 422 of the Code, then the Stock Option shall be treated as a Nonqualified Stock Option.

(iii) No Incentive Stock Option shall be granted to any Participant who, on the Date of Grant, is a Ten Percent Stockholder, unless (x) the exercise price per Share of such Incentive Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value of a Share on the Date of Grant, and (y) the term of such Incentive Stock Option shall not exceed five (5) years from the Date of Grant.

7. Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

a. Award Agreement. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Appreciation Right, the number of Shares covered by the Stock Appreciation Right, the conditions upon which the Stock Appreciation Right shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

b. Exercise Price. The exercise price per Share of a Stock Appreciation Right shall be determined by the Committee at the time the Stock Appreciation Right is granted and shall be specified in the related Award Agreement; provided, however, that in no event shall the exercise price per Share of any Stock Appreciation Right be less than one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant.

c. Term. The term of a Stock Appreciation Right shall be determined by the Committee and set forth in the related Award Agreement; provided however, that in no event shall the term of any Stock Appreciation Right exceed ten (10) years from its Date of Grant.

d. Exercisability of Stock Appreciation Rights. A Stock Appreciation Right shall become exercisable at such times and upon such terms and conditions as may be determined by the Committee and set forth in the related Award Agreement. Such terms and conditions may include, without limitation, the satisfaction of (i) performance goals based on one or more Performance Objectives, and (ii) time-based vesting requirements.

e. Exercise of Stock Appreciation Rights. Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Appreciation Right may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Appreciation Right shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Company which sets forth the number of Shares with respect to which the Stock Appreciation Right is to be exercised. Upon exercise, a Stock Appreciation Right shall entitle a Participant to an amount equal to (a) the excess of (i) the Fair Market Value of a Share on the exercise date over (ii) the exercise price per Share, multiplied by (b) the number of Shares with respect to which the Stock Appreciation Right is exercised. A Stock Appreciation Right may be settled in whole Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

8. Restricted Shares. Subject to the terms and conditions of the Plan, Restricted Shares may be granted or sold to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

a. Award Agreement. Each Restricted Shares Award shall be evidenced by an Award Agreement that shall specify the number of Restricted Shares, the restricted period(s) applicable to the Restricted Shares, the conditions upon which the restrictions on the Restricted Shares will lapse and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

b. Terms, Conditions and Restrictions. The Committee shall impose such other terms, conditions and/or restrictions on any Restricted Shares as it may deem advisable, including, without limitation, a requirement that the Participant pay a purchase price for each Restricted Share, restrictions based on the achievement of specific Performance Objectives, time-based restrictions or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Shares. Unless otherwise provided in the related Award Agreement or required by applicable law, the restrictions imposed on Restricted Shares shall lapse upon the expiration or termination of the applicable restricted period and the satisfaction of any other applicable terms and conditions. Subject to Sections 18 and 20 of the Plan, or as provided in the related Award Agreement in connection with a Change of Control or a Participant’s death, disability, retirement, involuntary termination of employment or service without Cause or termination of employment or service for good reason, (i) no condition on vesting of Restricted Shares that is based upon the achievement of Performance Objectives shall be based on performance over a period of less than one year, and (ii) no condition on vesting of Restricted Shares that is based solely upon continued employment or service shall provide for vesting in full of the Restricted Shares more quickly than three (3) years from the Date of Grant of the Award (which vesting period may lapse on a pro-rated, graded, or cliff basis as specified in the Award Agreement).

c. Custody of Certificates. To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Restricted Shares in the Company’s possession until such time as all terms, conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

d. Rights Associated with Restricted Shares during Restricted Period. During any restricted period applicable to Restricted Shares: (i) the Restricted Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated; (ii) unless otherwise provided in the related Award Agreement, the Participant shall be entitled to exercise full voting rights associated with such Restricted Shares; and (iii) the Participant shall be entitled to all dividends and other distributions paid with respect to such Restricted Shares during the restricted period. The Award Agreement may require that that receipt of any dividends or other distributions with respect to the Restricted Shares shall be subject to the same terms and conditions as the Restricted Shares with respect to which they are paid. Notwithstanding the preceding sentence, dividends or other distributions with respect to Restricted Shares that vest based on the achievement of Performance Objectives shall be accumulated until such Award is earned, and the dividends or other distributions shall not be paid if the Performance Objectives are not satisfied.

9. Restricted Share Units. Subject to the terms and conditions of the Plan, Restricted Share Units may be granted or sold to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

a. Award Agreement. Each Restricted Share Unit shall be evidenced by an Award Agreement that shall specify the number of units, the restricted period(s) applicable to the Restricted Share Units, the conditions upon which the restrictions on the Restricted Share Units will lapse, the time and method of payment of the Restricted Share Units, and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

b. Terms, Conditions and Restrictions. The Committee shall impose such other terms, conditions and/or restrictions on any Restricted Share Units as it may deem advisable, including, without limitation, a requirement that the Participant pay a purchase price for each Restricted Share Unit, restrictions based on the achievement of specific Performance Objectives or time-based restrictions or holding requirements. Subject to Sections 18 and 20 of the Plan, or as provided in the related Award Agreement in connection with a Change of Control or a Participant’s death, disability, retirement, involuntary termination of employment or service without Cause or termination of employment or service for good reason, (i) no condition on vesting of Restricted Share Units that is based upon the achievement of Performance Objectives shall be based on performance over a period of less than one year, and (ii) no condition on vesting of Restricted Share Units that is based solely upon continued employment or service shall provide for vesting in full of the Restricted Share Units more quickly than three (3) years from the Date of Grant of the Award (which vesting period may lapse on a pro-rated, graded, or cliff basis as specified in the Award Agreement).

c. Form of Settlement. Restricted Share Units may be settled in whole Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

d. Dividend Equivalents. Restricted Share Units may provide the Participant with dividend equivalents, on either a current or deferred or contingent basis, and either in cash or in additional Shares, as determined by the Committee in its sole discretion and set forth in the related Award Agreement; provided that dividend equivalents with respect to Restricted Share Units that vest based on the achievement of Performance Objectives shall be accumulated until such Award is earned, and the dividend equivalents shall not be paid if the Performance Objectives are not satisfied.

10. Other Share-Based Awards. Subject to the terms and conditions of the Plan, Other Share-Based Awards may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion. Other Share-Based Awards are Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of, Shares, and shall be in such form as the Committee shall determine, including without limitation, time-based or performance-based units that are settled in Shares and/or cash.

a. Award Agreement. Each Other Share-Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions upon which the Other Share-Based Award shall become vested, if applicable, the time and method of settlement, the form of settlement and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan. Subject to Sections 18 and 20 of the Plan, or as provided in the related Award Agreement in connection with a Change of Control or a Participant’s death, disability, retirement, involuntary termination of employment or service without Cause or termination of employment or service for good reason, (i) no condition on vesting of an Other Share-Based Award that is based solely upon the achievement of Performance Objectives shall be based on performance over a period of less than one year, and (ii) no condition on vesting of an Other Share-Based Award that is based upon continued employment or service shall provide for vesting in full of the Other Share-Based Award more quickly than three (3) years from the Date of Grant of the Award (which vesting period may lapse on a pro-rated, graded, or cliff basis as specified in the Award Agreement).

b. Form of Settlement. An Other Share-Based Award may be settled in whole Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

c. Dividend Equivalents. Other Share-Based Awards may provide the Participant with dividend equivalents, on either a current or deferred or contingent basis, and either in cash or in additional Shares, as determined by the Committee in its sole discretion and set forth in the related Award Agreement; provided that dividend equivalents with respect to Other Share-Based Awards that vest based on the achievement of Performance Objectives shall be accumulated until such Award is earned, and the dividend equivalents shall not be paid if the Performance Objectives are not satisfied.

11. Cash-Based Awards. Subject to the terms and conditions of the Plan, Cash-Based Awards may be granted to Participants in such amounts and upon such other terms and conditions as shall be determined by the Committee in its sole discretion. Each Cash-Based Award shall be evidenced by an Award Agreement that shall specify the payment amount or payment range, the time and method of settlement and the other terms and conditions, as applicable, of such Award which may include, without limitation, restrictions based on the achievement of specific Performance Objectives.

12. Compliance with Section 409A. Awards granted under the Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. To the extent that the Committee determines that any award granted under the Plan is subject to Section 409A of the Code, the Award Agreement shall incorporate the terms and conditions necessary to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant. Notwithstanding any other provision of the Plan or any Award Agreement (unless the Award Agreement provides otherwise with specific reference to this Section): (i) an Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted or modified under the Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant; and (ii) if an Award is subject to Section 409A of the Code, and if the Participant holding the award is a “specified employee” (as defined in Section 409A of the Code, with such classification to be determined in accordance with the methodology established by the Company), then, to the extent required to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant, no distribution or payment of any amount shall be made before the date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, the date of the Participant’s death. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

13. Compliance with Section 162(m).

a. In General. Notwithstanding anything in the Plan to the contrary, Restricted Shares, Restricted Share Units, Other Share-Based Awards and Cash-Based Awards may be granted in a manner that is intended to qualify the Award for the Performance-Based Exception. As determined by the Committee in its sole discretion, the grant, vesting, exercisability and/or settlement of any Awards intended to qualify the Award for the Performance-Based Exception shall be conditioned on the attainment of one or more Performance Objectives during a performance period established by the Committee. Any such Award must meet the requirements of this Section 13.

b. Performance Objectives. If an Award is intended to qualify for the Performance-Based Exception, then the Performance Objectives shall be based on specified levels of or growth in one or more of the following criteria: revenues, earnings from operations, operating income, earnings before or after interest and taxes, operating income before or after interest and taxes, net income, cash flow, earnings per share, return on total capital, return on invested capital, return on equity, return on assets, total return to shareholders, earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items, operating income before or after interest, taxes, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital, operating margin, profit margin, contribution margin, stock price and/or strategic business criteria consisting of one or more objectives based on meeting specified product development, strategic partnering, research and development milestones, market penetration, geographic business expansion goals, cost targets, customer satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

c. Establishment of Performance Goals. With respect to Awards intended to qualify for the Performance-Based Exception, the Committee shall establish: (i) the applicable Performance Objectives and performance period, and (ii) the formula for computing the payout. Such terms and conditions shall be established in writing while the outcome of the applicable performance period is substantially uncertain, but in no event later than the earlier of: (x) ninety days after the beginning of the applicable performance period; or (y) the expiration of twenty-five percent (25%) of the applicable performance period.

d. Certification of Performance. With respect to any Award intended to qualify for the Performance-Based Exception, the Committee shall certify in writing whether the applicable Performance Objectives and other material terms imposed on such Award have been satisfied, and, if they have, ascertain the amount of the payout or vesting of the Award. Notwithstanding any other provision of the Plan, payment or vesting of any such Award shall not be made until the Committee certifies in writing that the applicable Performance Objectives and any other material terms of such Award were in fact satisfied in a manner conforming to applicable regulations under Section 162(m) of the Code.

e. Negative Discretion. With respect to any Award intended to qualify for the Performance-Based Exception, the Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated Performance Objectives. However, the Committee may, in its sole discretion, reduce the amount of compensation that is payable upon achievement of the designated Performance Objectives.

14. Transferability. Except as otherwise determined by the Committee, no Award or dividend equivalents paid with respect to any Award shall be transferable by the Participant except by will or the laws of descent and distribution; provided, that if so determined by the Committee, each Participant may, in a manner established by the Board or the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant and to receive Shares or other property issued or delivered under such Award. Except as otherwise determined by the Committee, Stock Options and Stock Appreciation Rights will be exercisable during a Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity to do so, by the Participant’s guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

15. Adjustments. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation), such as a stock dividend, stock split, reverse stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Committee shall cause there to be an equitable adjustment in the numbers of Shares specified in Section 3 of the Plan and, with respect to outstanding Awards, in the number and kind of Shares subject to outstanding Awards, the exercise price, exercise price or other price of Shares subject to outstanding Awards, in each case to prevent dilution or enlargement of the rights of Participants. In the event of any other change in corporate capitalization, or in the event of a merger, consolidation, liquidation, or similar transaction, the Committee may, in its sole discretion, cause there to be an equitable adjustment as described in the foregoing sentence, to prevent dilution or enlargement of rights; provided, however, that, unless otherwise determined by the Committee, the number of Shares subject to any Award shall always be rounded down to a whole number. Notwithstanding the foregoing, the Committee shall not make any adjustment pursuant to this Section 15 that would (i) cause any Stock Option intended to qualify as an ISO to fail to so qualify, (ii) cause an Award that is otherwise exempt from Section 409A of the Code to become subject to Section 409A, or (iii) cause an Award that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on all Participants and any other persons claiming under or through any Participant.

16. Fractional Shares. The Company shall not be required to issue or deliver any fractional Shares pursuant to the Plan and, unless otherwise provided by the Committee, fractional shares shall be settled in cash.

17. Withholding Taxes. To the extent required by Applicable Law, a Participant shall be required to satisfy, in a manner satisfactory to the Company or Subsidiary, as applicable, any withholding tax obligations that arise by reason of a Stock Option or Stock Appreciation Right exercise, the vesting of or settlement of Shares under an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue or deliver Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied. The Committee may permit or require these obligations to be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued or delivered to a Participant upon exercise of a Stock Option or Stock Appreciation Right or upon the vesting or settlement of an Award, or by tendering Shares previously acquired, in each case having a Fair Market Value equal to the minimum amount required to be withheld or paid. Any such elections are subject to such conditions or procedures as may be established by the Committee and may be subject to disapproval by the Committee.

18. Foreign Employees. Without amending the Plan, the Committee may grant Awards to Participants who are foreign nationals on such terms and conditions different from those specified in the Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, and the like as may be necessary or advisable to comply with provisions of Applicable Laws of other countries in which the Company or its Subsidiaries operate or have employees.

19. Termination for Cause; Forfeiture of Awards.

a. Termination for Cause. If a Participant’s employment or service is terminated by the Company or a Subsidiary for Cause, as determined by the Committee in its sole discretion, then, promptly upon receiving notice of the Committee’s determination, the Participant shall: (i) forfeit all Awards granted under the Plan to the extent then held by the Participant; (ii) return to the Company or the Subsidiary all Shares that the Participant has not disposed of that had been acquired pursuant to all Awards granted under the Plan, in exchange for payment by the Company or the Subsidiary of any amount actually paid therefor by the Participant; and (iii) with respect to any Shares acquired pursuant to an Award granted under the Plan that were disposed of, pay to the Company or the Subsidiary, in cash, the excess, if any, of: (A) the Fair Market Value of the Shares on the date acquired, over (B) any amount actually paid by the Participant for the Shares.

b. Compensation Recovery Policy. Any Award granted to a Participant shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery policy adopted by the Company, including any such policy that may be adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission rule or applicable securities exchange.

c. Set-Off and Other Remedies. To the extent that amounts are not immediately returned or paid to the Company as provided in this Section 19, the Company may, to the extent permitted by Applicable Laws, seek other remedies, including a set off of the amounts so payable to it against any amounts that may be owing from time to time by the Company or a Subsidiary to the Participant for any reason, including, without limitation, wages, or vacation pay or other benefits; provided, however, that, except to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4), such offset shall not apply to amounts that are “deferred compensation” within the meaning of Section 409A of the Code.

20. Change of Control. In the event of a Change of Control, the Committee, in its sole discretion, may take such actions, if any, as it deems necessary or desirable with respect to any Award that is outstanding as of the date of the consummation of the Change of Control. Such actions may include, without limitation: (a) the acceleration of the vesting, settlement and/or exercisability of an Award; (b) the payment of a cash amount in exchange for the cancellation of an Award; (c) the cancellation of Stock Options and/or Stock Appreciation Rights without payment therefor if the Fair Market Value of a Share on the date of the Change of Control does not exceed the exercise price per Share of the applicable Awards; and/or (d) the issuance of substitute Awards that substantially preserve the value, rights and benefits of any affected Awards.

21. Amendment, Modification and Termination.

a. In General. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no alteration or amendment that requires stockholder approval in order for the Plan to comply with any rule promulgated by the SEC or any securities exchange on which Shares are listed or any other Applicable Laws shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon within the time period required under such applicable listing standard or rule.

b. Adjustments to Outstanding Awards. The Committee may in its sole discretion at any time (i) provide that all or a portion of a Participant’s Stock Options, Stock Appreciation Rights, and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable; (ii) provide that all or a part of the time-based vesting restrictions on all or a portion of the outstanding Awards shall lapse, and/or that any Performance Objectives or other performance-based criteria with respect to any Awards shall be deemed to be wholly or partially satisfied; or (iii) waive any other limitation or requirement under any such Award, in each case, as of such date as the Committee may, in its sole discretion, declare. Unless otherwise determined by the Committee, any such adjustment that is made with respect to an Award that is intended to qualify for the Performance-Based Exception shall be made at such times and in such manner as will not cause such Awards to fail to qualify under the Performance-Based Exception. Additionally, the Committee shall not make any adjustment pursuant to this Section 21(b) that would cause an Award that is otherwise exempt from Section 409A of the Code to become subject to Section 409A, or that would cause an Award that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A.

c. Prohibition on Repricing. Except for adjustments made pursuant to Sections 15 or 20, the Board or the Committee will not, without the further approval of the stockholders of the Company, authorize the amendment of any outstanding Stock Option or Stock Appreciation Right to reduce the exercise price. No Stock Option or Stock Appreciation Right will be cancelled and replaced with an Award having a lower exercise price, or for another Award, or for cash without further approval of the stockholders of the Company, except as provided in Sections 15 or 20. Furthermore, no Stock Option or Stock Appreciation Right will provide for the payment, at the time of exercise, of a cash bonus or grant or sale of another Award without further approval of the stockholders of the Company. This Section 21(c) is intended to prohibit the repricing of “underwater” Stock Options or Stock Appreciation Rights without stockholder approval and will not be construed to prohibit the adjustments provided for in Sections 15 or 20.

d. Effect on Outstanding Awards. Notwithstanding any other provision of the Plan to the contrary (other than Sections 15, 20, 21(b) and 23(d)), no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award. Notwithstanding the preceding sentence, any ISO granted under the Plan may be modified by the Committee to disqualify such Stock Option from treatment as an “incentive stock option” under Section 422 of the Code.

22. Applicable Laws. The obligations of the Company with respect to Awards under the Plan shall be subject to all Applicable Laws and such approvals by any governmental agencies as the Committee determines may be required. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

23. Miscellaneous.

a. Deferral of Awards. Except with respect to Stock Options and Stock Appreciation Rights, the Committee may permit Participants to elect to defer the issuance or delivery of Shares or the settlement of Awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Plan. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts. All elections and deferrals permitted under this provision shall comply with Section 409A of the Code, including setting forth the time and manner of the election (including a compliant time and form of payment), the date on which the election is irrevocable, and whether the election can be changed until the date it is irrevocable.

b. No Right of Continued Employment. The Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time. No Employee or Director shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards.

c. Unfunded, Unsecured Plan. Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right or title to any assets, funds or property of the Company or any Subsidiary, including without limitation, any specific funds, assets or other property which the Company or any Subsidiary may set aside in anticipation of any liability under the Plan. A Participant shall have only a contractual right to an Award or the amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

d. Severability. If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended or limited in scope to conform to Applicable Laws or, in the discretion of the Committee, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

e. Acceptance of Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Board or the Company, in any case in accordance with the terms and conditions of the Plan.

f. Successors. All obligations of the Company under the Plan and with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein and in any Award agreements shall be deemed to refer to such successors.

[END OF DOCUMENT]

Global Power Equipment Group Inc.

Meeting Date: May 19, 2011 at 9:00 a.m., local time

Location: The Roosevelt Hotel, 45 East 45th Street at Madison Avenue, New York, New York 10017

For directions, please call 212-661-9600.

Please date, sign, and mail your proxy card in the envelope provided, or cast your vote by internet by going to

http://www.proxyease.com/globalpower/2011 and following the instructions, as soon as possible.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of

Stockholders to be held on May 19, 2011:

The Notice of Annual Meeting of Stockholders, the Proxy Statement and the 2010 Annual Report to

Stockholders are available at http://www.proxyease.com/globalpower/2011.

▼ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▼

GLOBAL POWER EQUIPMENT GROUP INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL

MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2011

Tracy D. Pagliara, Rebecca L. Morley and Stuart Welburn, and each of them, as the true and lawful agents and proxies of the undersigned, with full power of substitution and resubstitution, are hereby authorized to vote all shares of common stock of Global Power Equipment Group Inc. (the “Company”) held of record by the undersigned on March 28, 2011 at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on May 19, 2011, at The Roosevelt Hotel, 45 East 45th Street at Madison Avenue, New York, New York 10017, and any adjournment or postponement thereof. Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR ALL NOMINEES, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4 AND ONE YEAR FOR PROPOSAL 5.

(Continued and to be signed on the reverse side.)

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet: Go to www.proxyease.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 437-4675

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

CONTROL NUMBER

▼ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES”, “FOR” PROPOSALS 2, 3 and 4 AND “ONE YEAR” FOR PROPOSAL 5.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

1. Election of Directors:
NOMINEES:
☐ FOR ALL NOMINEES	☐ David L. Keller
☐ Charles Macaluso
☐ Carl Bartoli
☐ Terence Cryan
☐ Eugene I. Davis
☐ Frank E. Williams, Jr.

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: ☒

		FOR	AGAINST		ABSTAIN
2.	Ratification of BDO USA, LLP as the Independent Registered Public Accounting Firm	☐	☐		☐

3.	Approval of the 2011 Equity Incentive Plan	☐	☐		☐

4.	Advisory Vote on Executive Compensation	☐	☐		☐

		1 year	2 yrs	3 yrs	ABSTAIN

5.	Advisory Vote on the Frequency of Advisory Votes on Executive Compensation	☐	☐	☐	☐

To change the address on your account, please check the box below and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting. The stockholder below acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report, each of which has been furnished herewith.

Date:

Signature

Signature (if held jointly)

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign the full corporate name by a duly authorized officer, giving full title as such. If the signer is a partnership, please sign in the partnership name by an authorized person.

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR CAST YOUR VOTE ON THE INTERNET BY GOING TO http://www.proxyease.com/globalpower/2011 AND FOLLOWING THE INSTRUCTIONS.